Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CF CORPORATION,

FGL US HOLDINGS INC.,

FGL MERGER SUB INC.

and

FIDELITY & GUARANTY LIFE

Dated as of May 24, 2017

i

ARTICLE IX

GENERAL PROVISIONS

Section 9.01	Nonsurvival of Representations, Warranties, Covenants and Agreements	84
Section 9.02	Notices	84
Section 9.03	Counterparts	86
Section 9.04	Entire Agreement; No Third-Party Beneficiaries	86
Section 9.05	Assignment	87
Section 9.06	Governing Law	87
Section 9.07	Consent to Jurisdiction	87
Section 9.08	Waiver of Jury Trial	88
Section 9.09	Specific Performance	89
Section 9.10	Exclusions from Representations and Warranties	89
Section 9.11	Severability	90
Section 9.12	Trust Account Waiver	90
Section 9.13	CF Corp Undertaking	91

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation By-laws
Exhibit C	Stockholder Written Consent

SCHEDULES

Schedule 7.01(d)	Governmental Consents

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of May 24, 2017, is by and among CF Corporation, a Cayman Islands exempted corporation (“CF Corp”), FGL US Holdings Inc., a Delaware corporation and wholly owned indirect subsidiary of CF Corp (“Parent”), FGL Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to CF Corp’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, a certain stockholder of the Company is executing and delivering to the Company and CF Corp an irrevocable written consent pursuant to which such holder shall approve and adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of each of CF Corp and Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, CF Corp is delivering to the Company the Equity Commitment Letters whereby Blackstone Tactical Opportunities Fund II L.P. (the “Blackstone Fund”), GSO Capital Partners LP (the “GSO Fund”) and Fidelity National Financial, Inc. (“FNF”) have each committed to provide or cause to be provided to CF Corp a portion of the equity financing necessary to fund the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, CF Corp is delivering to the Company (i) a limited guaranty of the Blackstone Fund, dated as of the date hereof, in favor of the Company (the “Blackstone Fund Limited Guaranty”), whereby the Blackstone Fund has guaranteed certain obligations of CF Corp, Parent and Merger Sub under this Agreement, (ii) a limited guaranty of the GSO Guarantors, dated as of the date hereof, in favor of the Company (the “GSO Limited Guaranty”), whereby the GSO Guarantors have guaranteed certain obligations of CF Corp, Parent and Merger Sub under this Agreement, (iii) a limited guaranty of FNF, dated as of the date hereof, in favor of the Company (the “FNF Limited Guaranty”), whereby FNF has guaranteed certain obligations of CF Corp, Parent and Merger Sub under this Agreement and (iv) a limited guaranty of Chinh E. Chu and William P. Foley in favor of the Company (the “Fee Reimbursement Letter” and together with the Blackstone Fund Limited Guaranty, the GSO Limited Guaranty and the FNF Limited Guaranty, the “Limited Guaranties”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, CF Corp is delivering to the Company (i) a letter agreement, dated as of the date hereof, by and among the Blackstone Fund, CF Corp and the Company (the “Blackstone Information Letter Agreement”), (ii) a letter agreement, dated as of the date hereof, by and among FNF, William P. Foley, CF Corp and the Company (the “FNF Information Letter Agreement”) and (iii) a letter agreement, dated as of the date hereof, by and among CC Capital Management, LLC, Chinh E. Chu, CF Corp and the Company (together with the Blackstone Information Letter Agreement and the FNF Information Letter Agreement, the “Information Letter Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Defined Terms.

“Accommodation Filings” shall have the meaning set forth in Section 6.03(e).

“Action” shall mean any action, suit or proceeding by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.06(b).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that Leucadia National Corporation and Fortress Investment Group LLC and their respective Affiliates, other than HRG Group, Inc. and its controlled Affiliates, shall not constitute “Affiliates” of the Company.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 6.10(c).

“Annual Financial Statements” shall have the meaning set forth in Section 6.10(a).

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies with, the provisions of Section 262 of the DGCL.

“Benefit Plan” shall have the meaning set forth in Section 4.17(a).

“Blackstone Fund” shall have the meaning set forth in the Recitals.

“Blackstone Fund Limited Guaranty” shall have the meaning set forth in the Recitals.

“Blackstone Information Letter Agreement” shall have the meaning set forth in the Recitals.

“Book-Entry Share” shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Bermuda are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each Book-Entry Share.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“CF Corp” shall have the meaning set forth in the Preamble.

“CF Corp Balance Sheet” shall mean the balance sheet of CF Corp as of December 31, 2016 and the footnotes thereto set forth in CF Corp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“CF Corp Class A Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Class B Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Disclosure Letter” shall mean the CF Corp Disclosure Letter dated the date hereof and delivered by CF Corp to the Company prior to the execution of this Agreement.

“CF Corp Financial Statements” shall mean all of the financial statements of CF Corp included in the CF Corp Reports.

“CF Corp Material Adverse Effect” shall mean a failure of, or a material impairment of, or material delay in, the ability of CF Corp and its Subsidiaries to perform their obligations under this Agreement.

“CF Corp Ordinary Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Permits” shall mean all Permits necessary for the lawful conduct of the businesses of CF Corp and its Subsidiaries (but not including the Company or the Company Insurance Entities).

“CF Corp Preferred Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement and the CF Corp Shareholder Proposals to be mailed to the CF Corp Shareholders in connection with the CF Corp Shareholders Meeting.

“CF Corp Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by CF Corp with the SEC.

“CF Corp Required Vote” shall mean the affirmative vote of the holders of a majority of the CF Corp Ordinary Shares voted at the CF Corp Shareholders Meeting to approve the CF Corp Shareholder Proposals.

“CF Corp Shareholder Proposals” shall have the meaning set forth in Section 6.05(b).

“CF Corp Shareholder Redemption” shall have the meaning set forth in Section 6.05(b).

“CF Corp Shareholders” shall mean the shareholders of CF Corp.

“CF Corp Shareholders Meeting” shall mean a meeting of the CF Corp Shareholders to be called to consider the CF Corp Shareholder Proposals, including giving effect to any adjournment or postponement thereof.

“CF Corp Shares” shall have the meaning set forth in Section 5.03(a).

“Change in Circumstance” shall mean any material event or development or material change in circumstance with respect to the Company or its Subsidiaries that was not known to the Company Board of Directors prior to the date hereof; provided, that for the avoidance of doubt the receipt or publication of a Takeover Proposal shall not constitute a Change in Circumstance.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986.

“Committed Lenders” shall have the meaning set forth in Section 5.13(a).

“Company” shall have the meaning set forth in the Preamble.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of September 30, 2016 and the footnotes thereto set forth in the Company 10-K.

“Company Board of Directors” shall have the meaning set forth in the Recitals.

“Company By-laws” shall mean the Second Amended and Restated By-laws of the Company as amended and restated and as in effect as of the date hereof.

“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to CF Corp prior to the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 6.13(a).

“Company Equity Plan” shall mean the 2013 Stock Incentive Plan and any other plan or award agreement pursuant to which outstanding Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights have been granted.

“Company Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of August 26, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among Fidelity & Guaranty Life Holdings, Royal Bank of Canada, as administrative agent, and the lenders party thereto, including any successor credit agreement having terms substantially similar to the terms of such Credit Agreement, as such terms may be amended or otherwise modified in accordance with the terms of this Agreement.

“Company Existing Credit Documents” shall mean, collectively, (a) the Company Existing Credit Agreement and (b) the Loan Documents (as defined in the Company Existing Credit Agreement).

“Company Existing Indenture” shall mean the Indenture, dated as of March 27, 2013 (as amended, supplemented or otherwise modified from time to time, including pursuant to the First Supplemental Indenture, dated as of March 27, 2013) by and among Fidelity & Guaranty Life Holdings, as issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Company Existing Notes” means the 6.375% Senior Notes of the Company due March 27, 2021 issued under the Company Existing Indenture.

“Company Existing Notes Payoff Amount” means an amount sufficient to pay the redemption price of the Company Existing Notes, together with accrued interest thereon, on the Closing Date pursuant to Section 5.6 of the Company Existing Indenture.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Insurance Entities” shall have the meaning set forth in Section 4.11(a).

“Company Material Adverse Effect” shall mean a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event, effect or circumstance that results from changes affecting the life insurance and annuity industry, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, in and of itself (but not the underlying cause thereof), (c) any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners or employees of the Company and its Subsidiaries, (d) any actions taken or omitted to be taken in connection with this Agreement (including pursuant to Section 6.03) to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Merger and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any pandemic, natural disaster or other act of nature, (f) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of CF Corp, Parent or Merger Sub, (g) the effects of any breach, violation or non-performance of any provision of this Agreement by CF Corp, Parent or any of their Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any pending, initiated or threatened Action against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the Investment Assets, (k) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof, unless the underlying cause thereof arises directly or indirectly from the proposed funding of the Merger Consideration or the proposed refinancing of any outstanding indebtedness of the Company or any of its Subsidiaries, in which case it shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), or (l) any item set forth in the Company Disclosure Letter; except with respect to clauses (a), (e) or (h), to the extent that such change, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Performance RSU” shall mean a performance restricted stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit.

“Company Permits” shall mean all Permits necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting, in the event the Stockholder Written Consent is not delivered to CF Corp and CF Corp does not terminate this Agreement in accordance with Section 8.01(c).

“Company Related Parties” means the Company, its Affiliates and their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives; it being understood that the Equity Providers, William P. Foley, Chinh E. Chu, CF Corp, Parent and Merger Sub, together with their respective Affiliates, shall not be Company Related Parties for any purposes hereunder.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since September 30, 2016 through the date hereof.

“Company Required Vote” shall mean the affirmative vote of the holders of at least a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Restricted Stock Right” shall mean a share of Company Common Stock granted pursuant to a Company Equity Plan that vests solely on the basis of time.

“Company SAP Statements” shall have the meaning set forth in Section 4.11(a).

“Company Stock Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholders” shall have the meaning set forth in the Recitals.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.

“Company Termination Fee” shall be $50,000,000.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement between the Company and Blackstone Tactical Opportunities Advisors L.L.C. dated March 14, 2017.

“Consent Solicitation” shall have the meaning set forth in Section 6.10(d)(i).

“Consent Solicitation Documents” shall have the meaning set forth in Section 6.10(d)(i).

“Continuing Obligations” means obligations that survive the termination of the Company Existing Credit Documents and repayment of Indebtedness thereunder for which no claim has been asserted and which is not then due and owing.

“Contract” shall have the meaning set forth in Section 4.05(a).

“control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.13(a).

“Debt Disclosed Conditions” shall have the meaning set forth in Section 5.13(e).

“Debt Documents” means, collectively, the definitive agreements with respect to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Sources” means the agents, arrangers, lenders and other Persons (including the Committed Lenders) that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing, any high-yield bonds being issued in lieu of any portion of the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns; it being understood that the Equity Providers, William P. Foley, Chinh E. Chu, CF Corp, Parent and Merger Sub, together with their respective Affiliates, shall not be Debt Financing Sources for any purposes hereunder.

“Debt Tender Offer” shall have the meaning set forth in Section 6.10(d)(ii).

“Debt Tender Offer Documents” shall have the meaning set forth in Section 6.10(d)(ii).

“Delaware Courts” shall have the meaning set forth in Section 9.07.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall have the meaning set forth in the Recitals.

“Disclosed Conditions” shall have the meaning set forth in Section 5.10(e).

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Environmental Laws” shall mean any Laws governing pollution or the protection of human health or the environment.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.10(a).

“Equity Financing” shall have the meaning set forth in Section 5.10(a).

“Equity Providers” shall have the meaning set forth in Section 5.10(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.01.

“Fee Letter” shall have the meaning set forth in Section 5.13(a).

“Fee Reimbursement Letter” shall have the meaning set forth in the Recitals.

“Fidelity & Guaranty Life Holdings” shall mean Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation.

“FNF” shall have the meaning set forth in the Recitals.

“FNF Information Letter Agreement” shall have the meaning set forth in the Recitals.

“FNF Limited Guaranty” shall have the meaning set forth in the Recitals.

“Forward Purchase Agreements” shall have the meaning set forth in Section 5.11(a).

“Forward Purchasers” shall have the meaning set forth in Section 5.11(a).

“FP Disclosed Conditions” shall have the meaning set forth in Section 5.11(e).

“FP Financing” shall have the meaning set forth in Section 5.11(a).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“GSO Fund” shall have the meaning set forth in the Recitals.

“GSO Guarantors” means, collectively, GSO Capital Opportunities Fund III LP, GSO COF III Co-Investment Fund LP, GSO Credit Alpha Fund LP, GSO Aiguille des Grands Montets Fund II LP, GSO Churchill Partners II LP, GSO Credit-A Partners LP and GSO Harrington Credit Alpha Fund (Cayman) L.P.

“GSO Limited Guaranty” shall have the meaning set forth in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall have the meaning set forth in Section 6.01(h).

“Indemnified Parties” shall have the meaning set forth in Section 6.14(a).

“Indemnitees” shall have the meaning set forth in Section 6.10(b).

“Information Letter Agreements” shall have the meaning set forth in the Recitals.

“Information Statement” shall mean a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Merger and this Agreement.

“Insurance Contract” shall mean any insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Entities prior to the Closing.

“Insurance Laws” shall have the meaning set forth in Section 4.11(a).

“Intellectual Property Rights” shall mean trademarks, service marks, trade names and trade dress, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing; internet domain names; patents, including pending applications, provisional applications, continuations, divisionals, reissues, and reexaminations thereof and therefor; and copyrights, whether registered or unregistered, and all applications for registration thereof.

“Interim Financial Statements” shall have the meaning set forth in Section 6.10(a).

“Investment Assets” shall have the meaning set forth in Section 4.14(a).

“Investment Guidelines” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Company Disclosure Letter of such fact or matter as of the date hereof and (b) CF Corp as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the CF Corp Disclosure Letter of such fact or matter as of the date hereof.

“Law” shall mean any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Lead Arrangers” shall have the meaning set forth in Section 5.13(a).

“Letter of Transmittal” shall have the meaning set forth in Section 3.02(a).

“Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.

“Limited Guaranties” shall have the meaning set forth in the Recitals.

“Material Contract” shall have the meaning set forth in Section 4.10(a).

“Maximum Premium” shall have the meaning set forth in Section 6.14(b).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.04(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.10(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.06(b).

“Optional Redemption” shall have the meaning set forth in Section 6.10(d)(iv).

“Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Outside Actuarial Analysis” shall have the meaning set forth in Section 4.12(b).

“Outside Termination Date” shall have the meaning set forth in Section 8.01(h).

“Parent” shall have the meaning set forth in the Preamble.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by CF Corp to act as paying agent for payment of the Merger Consideration.

“Permit” shall mean any authorization, license, permit, certificate, approval or order of any Governmental Authority.

“Permitted Investments” shall have the meaning set forth in Section 3.01.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Prior Transaction Merger Agreement” shall mean the Agreement and Plan of Merger by and among Anbang Insurance Group Co., Ltd., AB Infinity Holding, Inc., AB, Inc. and the Company, dated as of November 8, 2015, as amended.

“Producers” shall mean the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

“Prospectus” shall have the meaning set forth in Section 9.12.

“Refinancing” shall have the meaning set forth in Section 5.13(f).

“Reinsurance Contracts” shall have the meaning set forth in Section 4.13.

“Representatives” shall mean directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.

“Required Information” shall have the meaning set forth in Section 6.10(a).

“Reserves” shall mean all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract issued by a Company Insurance Entity as required by SAP.

“Rule 14e-1” shall have the meaning set forth in Section 6.10(d)(ii).

“SAP” shall mean, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority of the jurisdiction in which it is domiciled.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shares” shall have the meaning set forth in Section 2.04(a).

“Stockholder Written Consent” shall have the meaning set forth in Section 6.04(a).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Cancellation Amount” shall have the meaning set forth in Section 2.07(d)(i).

“Subsidiary Stock Plan” shall mean the Fidelity & Guaranty Life Holdings Amended and Restated Stock Incentive Plan, dated November 7, 2013.

“Subsidiary Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean any Takeover Proposal that if consummated would result in a Third Party (or the shareholders of any Third Party) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets of the Company and its Subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing term), would be more favorable to the stockholders of the Company than the Merger.

“Supplemental Indenture” shall have the meaning set forth in Section 6.10(d)(i).

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock or (ii) 15% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

“Takeover Proposal Documentation” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.06(a)).

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than CF Corp, Parent, Merger Sub or any Affiliates thereof.

“TIA” shall have the meaning set forth in Section 6.10(d)(ii).

“Topco” shall have the meaning set forth in Section 5.16(a).

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” shall mean the Investment Management Trust Agreement dated as of May 19, 2016, by and between CF Corp and the Trustee.

“Trustee” shall have the meaning set forth in Section 5.12(a).

“Voting Agreement” means the Voting Agreement, dated as of the date hereof, among the Company and the shareholders of CF Corp party thereto.

“WARN” shall have the meaning set forth in Section 6.13(g).

“Written Consent Delivery Period” shall have the meaning set forth in Section 6.04(a).

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated: (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to May 24, 2017; and (viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the CF Corp Disclosure Letter) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means CF Corp, Parent, Merger Sub or the Company and references to “parties” hereto means CF Corp, Parent, Merger Sub and the Company.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the CF Corp Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

(b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by the parties. The actual time and date at which the Closing occurs are herein referred to as the “Closing Date.”

Section 2.03 Effective Time; Effect of the Merger. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by CF Corp. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 2.04 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of CF Corp, Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares and Company Restricted Stock Rights) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, in cash, without interest, $31.10 (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by CF Corp, Parent, Merger Sub or any other Subsidiary of CF Corp immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05 Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.14).

(b) At the Effective Time, pursuant to the Merger, the by-laws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the by-laws of the Surviving Corporation. Thereafter, the by-laws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.14).

Section 2.06 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.07 Treatment of Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights and Cash-Settled Awards.

(a) Company Stock Options. At the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount, if any, equal to the product of (i) the total number of Shares underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option. Each Company Stock Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(a). In the event the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any payment in respect thereof.

(b) Company Performance RSUs. At the Effective Time, each Company Performance RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) the Merger Consideration; provided, that for purposes of clause (i), the number of shares of Company Common Stock in respect of such Company Performance RSU immediately prior to the Effective Time shall be deemed to be the target number of shares of Company Common Stock subject to such Company Performance RSU. Each Company Performance RSU issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(b).

(c) Company Restricted Stock Rights. At the Effective Time, each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Right multiplied by (ii) the Merger Consideration. Each Company Restricted Stock Right issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(c).

(d) Cash-Settled Awards.

(i) Fidelity & Guaranty Life Holdings Stock Options. At the Effective Time, any stock option under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock underlying such stock option multiplied by (B) the excess, if any, of $176.32 (the “Subsidiary Cancellation Amount”) over the exercise price per share of Fidelity & Guaranty Life Holdings common stock underlying such stock option. Each Fidelity & Guaranty Life Holdings stock option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(i). In the event the exercise price of any stock option under the Subsidiary Stock Plan is equal to or greater than the Subsidiary Cancellation Amount, such stock option under the Subsidiary Stock Plan shall be cancelled without any payment in respect thereof.

(ii) Fidelity & Guaranty Life Holdings Restricted Stock Units. At the Effective Time, any restricted stock unit under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock subject to such restricted stock units multiplied by (B) the Subsidiary Cancellation Amount. Each Fidelity & Guaranty Life Holdings restricted stock unit issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(ii).

(iii) Fidelity & Guaranty Life Holdings Dividend Equivalents. At the Effective Time, each dividend equivalent under the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the applicable amount accrued with respect thereto. Each Fidelity & Guaranty Life Holdings dividend equivalent issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(iii).

(e) Payment. Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Equity Plans and the cash-settled awards described in Section 2.07(d) pursuant to Section 409A of the Code, Parent shall, or shall cause the Surviving Corporation to, pay in cash through its payroll systems all amounts payable pursuant to this Section 2.07 as promptly as practicable following the Effective Time, but in no event later than the later of (i) the third (3rd) Business Day following the Effective Time and (ii) the end of the Company’s first payroll period following the Effective Time; provided, that any such amounts shall be paid without interest.

(f) Required Actions. As promptly as reasonably practicable following the date hereof, the Company shall, or shall cause one of its Subsidiaries, as applicable, to (i) take all actions as may be necessary to implement the provisions of this Section 2.07, and (ii) if requested by Parent, take all actions as may be necessary to terminate the Company Equity Plan and/or the Subsidiary Stock Plan, effective as of and conditioned upon the occurrence of the Effective Time.

(g) No Other Payments. Other than with respect to those Company Stock Rights and Subsidiary Stock Rights set forth in Section 4.03(b) of the Company Disclosure Letter and Section 4.03(c) of the Company Disclosure Letter, respectively, there will be no other payments with respect to any Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights or any stock option, restricted stock unit or dividend equivalent under the Subsidiary Stock Plan pursuant to clauses (a) through (d) of this Section 2.07.

Section 2.08 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve prompt notice to CF Corp of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and CF Corp shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of CF Corp (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.09 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.01 Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided, that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent shall promptly provide additional funds to the

Paying Agent for the benefit of the Company Stockholders in the amount of any such losses and (b) such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 3.02 Exchange Procedures.

(a) As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04 (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as the Surviving Corporation may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 3.03 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Appraisal Shares.

Section 3.04 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05 No Liability. None of CF Corp, Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 3.07 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights or cash-settled awards described in Section 2.07(d), such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature), or set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent reasonably relevant to such Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01 Organization and Good Standing; Organizational Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company By-laws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-laws.

Section 4.02 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by CF Corp, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. As of the date of this Agreement, the Company Board of Directors has (i) approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) recommended that the Company Stockholders adopt this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholders Meeting, if required to be held pursuant to the terms of this Agreement. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Required Vote.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of May 5, 2017, 58,992,572 shares of Company Common Stock are issued and outstanding of which (i) 108,480 shares are Company Restricted Stock Rights, as set forth in Section 4.03(b), and (ii) 568,847 shares are held in the Company’s treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plans outstanding on the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company.

(b) As of May 5, 2017, (i) 364,865 Company Stock Options are outstanding, (ii) 487,404 Company Performance RSUs are outstanding, (iii) 108,480 Company Restricted Stock Rights are outstanding and (iv) 1,090,260 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plans. Section 4.03(b) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto (assuming target level performance). Except as set forth in this Section 4.03(b), as of the date hereof, there are no Company Stock Rights.

(c) As of May 5, 2017, (i) 73,572 Fidelity & Guaranty Life Holdings stock options are outstanding, (ii) no Fidelity & Guaranty Life Holdings restricted stock units are outstanding, (iii) no Fidelity & Guaranty Life Holdings dividend equivalents are outstanding and (iv) no shares of Fidelity & Guaranty Life Holdings common stock are authorized and reserved for future issuance pursuant to the Subsidiary Stock Plans. Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Subsidiary Stock Plan or the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan, as applicable, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Fidelity & Guaranty Life Holdings common stock subject thereto. Except as set forth in this Section 4.03(c), there are no Subsidiary Stock Rights.

(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(e) As of the date hereof, neither the Company nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than the Company or any wholly-owned Subsidiary of the Company.

Section 4.04 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K. The Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company By-laws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.04(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the New York Stock Exchange or Nasdaq, (iv) filing and recordation of the Certificate of Merger, as required by the DGCL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.06 Compliance. The Company and its Subsidiaries hold, and at all times since June 30, 2016 have held, all Company Permits material to the conduct of their respective businesses and are, and since June 30, 2016 have been, in compliance with the terms of such material Company Permits. All such material Company Permits are in full force and effect in all material respects. The business of the Company and its Subsidiaries is not being, and at all times since June 30, 2016 has not been, conducted in material violation of any Law or Order. Since June 30, 2016 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any material violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

Section 4.07 Litigation.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be likely to have a Company Material Adverse Effect.

(b) As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be likely to have a Company Material Adverse Effect. Since June 30, 2016, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.08 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to CF Corp all of the Company Financial Statements. The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no liabilities of the Company or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since June 30, 2016, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors, (i)  all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii)  any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) Since June 30, 2016, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(h) There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 4.09 Absence of Certain Changes or Events. Except as contemplated by, or as disclosed in, this Agreement: (a) since September 30, 2016 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects; and (b) since September 30, 2016, no Company Material Adverse Effect has occurred.

Section 4.10 Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, other than a Benefit Plan); (ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract which provides for any guarantee of third party obligations, other than any guarantees by the Company of its Subsidiaries’ obligations or guarantees by the Subsidiaries of the Company of the Company’s obligations; or (v) any Contract which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof (other than a Benefit Plan), except in the case of clauses (i) through (v) for any (A) such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of one hundred and twenty (120) days or less and (B) information technology Contract. Each such Contract described in clauses (i) through (v) is referred to herein as a “Material Contract.”

(b) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.11 Insurance Reports.

(a) A true and complete list as of the date hereof of all the Subsidiaries through which the Company conducts its material insurance operations (collectively, the “Company Insurance Entities”) is set forth in Section 4.11 of the Company Disclosure Letter. Since June 30, 2016, each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The financial statements included in the Company SAP Statements fairly present, in conformity in all material respects with SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Company Insurance Entity at the respective dates thereof and the results of operations of such Company Insurance Entity for the respective periods indicated, and no material deficiency has been asserted by any Governmental Authority with respect to any Company SAP Statements that has not been resolved prior to the date hereof. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply with all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable, except for such failures to comply that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) The Reserves reported in the Company SAP Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company does not make any representation or warranty in this Section 4.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or, subject to Section 4.13, that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

Section 4.12 Insurance Business.

(a) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Company Insurance Entity, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) A true and complete copy of the actuarial report referenced in Section 4.12(b) of the Company Disclosure Letter has been made available to CF Corp (the “Outside Actuarial Analysis”). To the Knowledge of the Company, the information and data furnished by the Company or any Company Insurance Entity to its outside actuary and used in the preparation of the Outside Actuarial Analysis were accurate in all material respects for the periods covered in the Outside Actuarial Analysis.

(c) Except to the extent prohibited by applicable Law, the Company has made available to CF Corp true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any insurance regulatory authority in respect of any Company Insurance Entity since June 30, 2016 through the date hereof.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since June 30, 2016, to the Knowledge of the Company, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Company Insurance Entity, in compliance with applicable Law, to act as a Producer for a Company Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Entity), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Entity or violated any Law or policy of a Company Insurance Entity in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Entity and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation.

Section 4.13 Reinsurance. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) each Company Insurance Entity has appropriately taken credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party, (b) none of the applicable Company Insurance Entities or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, (c) none of the Company Insurance Entities or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) no written notice of intended cancellation has been received by any Company Insurance Entity from any such reinsurer, and there are no disputes under any Reinsurance Contract.

Section 4.14 Investment Assets.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each of the investment assets owned by a Company Insurance Entity (the “Investment Assets”) complied in all respects with the investment policies and guidelines as in effect at the time such Investment Asset was acquired by the applicable Company Insurance Entity (the “Investment Guidelines”) and (ii) the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens.

(b) As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries:

(i) have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct;

(ii) have timely paid or caused to be paid all Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements; and

(iii) have complied with all applicable Tax Laws with respect to the withholding of Taxes.

(b) There are no pending audits with respect to any material Tax Returns of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements.

(d) With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(e) Since April 6, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than agreements with the Company or any of its Subsidiaries and other than agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(g) Neither the Company nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (iii) election under Section 108(i) of the Code or (iv) adjustment pursuant to Section 481(a) or Section 807 of the Code with respect to a change in accounting method that occurred before the date hereof.

(h) Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

(i) Neither the Company nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Subsidiary), or has any material liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor. None of Company Insurance Entities is included in any affiliated, consolidated, combined or unitary group for Tax purposes (other than a group the common parent of which is one of the Company Insurance Entities).

(j) Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) Each of the Company Insurance Entities is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code. None of the Company Insurance Entities has a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance.

(l) Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15 and in Section 4.17 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

Section 4.16 Related Party Transactions. Since June 30, 2016 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability; and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to CF Corp a true and complete copy of such Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

(c) Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV Plan of ERISA or Section 412 of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits), (iii) with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (C) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such exemption and (iv) no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former officer or employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer or employee and (ii) no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 4.18 Labor Relations. None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement. Since June 30, 2016 through the date hereof, there has been no strike or lockout affecting the Company or any of its Subsidiaries.

Section 4.19 Intellectual Property. Section 4.19 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all patents and patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case which are owned by the Company or a Subsidiary of the Company as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all Intellectual Property Rights that are used in and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing the Intellectual Property Rights of any Person, except for such infringements, misappropriations, violations and claims that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or a Subsidiary of the Company in a manner that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.20 Insurance Coverage. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy.

Section 4.21 Real Property. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each lease and/or sublease to which the Company or any of its Subsidiaries is a party. Other than the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds any interest in any real property.

Section 4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) neither the Company nor any Subsidiary has received written notice from any Governmental Authority or other Person alleging that the Company or any Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

Section 4.23 Proxy or Information Statement. The Company Proxy Statement or the Information Statement, as applicable, will, if and when filed with the SEC and at the time it is mailed to the Company Stockholders comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the Company Stockholders or the CF Corp Shareholders, and at the time of the Company Stockholders Meeting and/or the CF Corp Shareholders Meeting, as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders and the CF Corp Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by CF Corp, Parent or Merger Sub that is contained or incorporated by reference in any of the foregoing documents.

Section 4.24 Takeover Statutes. Assuming the accuracy of the representations and warranties of CF Corp, Parent and Merger Sub contained in Section 5.18, the Company Board of Directors has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 4.25 Termination of Prior Transaction. The Company has terminated the Prior Transaction Merger Agreement in accordance with its terms and, to the Knowledge of the Company, has no material further liabilities or obligations thereunder.

Section 4.26 Financial Advisor Opinion. Each of Credit Suisse Securities (USA) LLC and Rothschild Inc. has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than CF Corp, Parent and their respective Affiliates and FS Holdco II Ltd.) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.27 Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC, Jefferies LLC and Rothschild Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 4.28 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to CF Corp, Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to CF Corp, Parent, Merger Sub or any other Person resulting from the distribution to CF Corp, Merger Sub or their respective Representatives or Affiliates, or CF Corp’s, Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to CF Corp, Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with CF Corp’s, Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article V, the Company acknowledges that none of CF Corp, Parent, Merger Sub or any Person on behalf of CF Corp, Parent or Merger Sub makes any other express or implied representation or warranty with respect to CF Corp, Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CF CORP, PARENT AND MERGER SUB

Except as set forth in the CF Corp Disclosure Letter (it being understood that any information set forth in one section or subsection of the CF Corp Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the CF Corp Disclosure Letter to the extent reasonably relevant to such Section or subsection), CF Corp, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization and Good Standing. Each of CF Corp and its Subsidiaries, including Parent and Merger Sub, (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect, (ii) has full corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.02 Authority for Agreement. Each of CF Corp, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by CF Corp, Parent and Merger Sub of this Agreement, and the consummation by CF Corp, Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of CF Corp, Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of CF Corp, Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than solely the CF Corp Required Vote). This Agreement has been duly executed and delivered by CF Corp, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of CF Corp, Parent and Merger Sub enforceable against CF Corp, Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against CF Corp, Parent or Merger Sub by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 5.03 Capitalization.

(a) The authorized capital stock of CF Corp consists of 400,000 shares of Class A ordinary shares, par value $0.0001 per share (“CF Corp Class A Shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (“CF Corp Class B Shares” and, together with the CF Corp Class A Shares, the “CF Corp Ordinary Shares”) and 1,000,000 preferred shares, par value $0.0001 per share (the “CF Corp Preferred Shares” and, together with the CF Corp Ordinary shares, the “CF Corp Shares”). As of the date hereof, 69,000,000 CF Corp Class A Shares, 15,000,000 CF Corp Class B Shares and no CF Corp Preferred Shares are issued and outstanding. All outstanding CF Corp Shares are, and any additional CF Corp Shares issued by CF Corp after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 5.03(a), there are no outstanding shares of capital stock of or other voting securities or ownership interests in CF Corp.

(b) As of the date hereof, 50,300,000 warrants, each entitling the holder thereof to purchase one CF Corp Class A Share at a price of $11.50, are issued and outstanding.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by CF Corp, Parent and Merger Sub do not, and the performance of this Agreement by CF Corp, Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not (subject to receipt of the CF Corp Required Vote), (i) conflict with or violate the certificate of incorporation, by-laws or the equivalent charter documents of CF Corp, Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to CF Corp or its Subsidiaries or by which any property or asset of CF Corp or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which CF Corp or any of its Subsidiaries is entitled under, any Contract to which CF Corp or any of its Subsidiaries is a party or by which CF Corp or any of its Subsidiaries, or any property or asset of CF Corp or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of CF Corp or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

(b) The execution and delivery of this Agreement by CF Corp, Parent and Merger Sub do not, and the performance of this Agreement by CF Corp, Parent and Merger Sub will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the New York Stock Exchange or Nasdaq, (iv) filing and recordation of the Certificate of Merger, as required by the DGCL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.04(b) of the CF Corp Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.05 Compliance. CF Corp and its Subsidiaries, including Merger Sub, hold all CF Corp Permits and are in compliance with the terms of such CF Corp Permits, except where the failure to hold or be in compliance with such CF Corp Permits would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect. The business of CF Corp and its Subsidiaries, including Merger Sub, is not being conducted in violation of any Law or Order, except for violations that would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect. No investigation or review by any

Governmental Authority with respect to CF Corp or any of its Subsidiaries or their respective business is pending or, to the Knowledge of CF Corp, threatened in writing that would, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.06 Litigation.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of CF Corp, threatened in writing against CF Corp or any of its Subsidiaries, including Merger Sub, that, if determined adversely, would, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

(b) As of the date hereof, there is no Order outstanding against CF Corp or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.07 No Regulatory Impediments.

(a) CF Corp has no reason to believe that any facts or circumstances related to its or its Affiliates’ identity, financial condition, jurisdiction of domicile or regulatory status will impair or delay its ability to promptly obtain the consents, approvals, authorizations and waivers set forth in Section 5.04(b).

(b) Since December 31, 2016, no CF Corp Material Adverse Effect has occurred.

Section 5.08 CF Corp Reports; Financial Statements.

(a) CF Corp has filed all CF Corp Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each CF Corp Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect. None of the CF Corp Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) CF Corp has made available (including via the SEC’s EDGAR system, as applicable) to the Company all of the CF Corp Financial Statements. The CF Corp Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of CF Corp at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no liabilities of CF Corp or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the CF Corp Balance Sheet or in the balance sheets included in the CF Corp Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since June 30, 2016, (iii) incurred on behalf of CF Corp in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

(d) CF Corp maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by CF Corp in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of CF Corp as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the CF Corp Reports.

(e) CF Corp maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of CF Corp’s assets that could have a material effect on the financial statements.

(f) Since June 30, 2016, (i) neither CF Corp nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of CF Corp or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that CF Corp or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CF Corp or any of its Subsidiaries, whether or not employed by CF Corp or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CF Corp or any of its Subsidiaries or their respective officers, directors, employees or agents to CF Corp’s Board of Directors or any committee thereof or to any director or officer of CF Corp pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(g) There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which CF Corp is a party.

Section 5.09 Financial Capability. The aggregate proceeds from the Equity Financing, together with the amounts to be contributed to CF Corp from the Trust Account and the proceeds of the FP Financing, constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient to permit CF Corp to fund the Merger Consideration set forth in Article II and any other amounts payable by CF Corp, Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 5.10 Equity Financing.

(a) CF Corp has delivered to the Company true, correct and complete copies of the fully executed equity commitment letters from each of the Blackstone Fund, GSO Fund and FNF (collectively, the “Equity Providers”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letters”) pursuant to which each of the Equity Providers has committed, subject to the terms and conditions therein, to provide equity financing to Parent in the amounts set forth therein for purpose of funding the transactions contemplated hereby (the “Equity Financing”). The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) The Equity Commitment Letters are in full force and effect and are legal, valid and binding obligations of CF Corp and the Equity Providers, enforceable in accordance with their respective terms. As of the date of this Agreement, the Equity Commitment Letters have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c) As of the date of this Agreement, neither CF Corp nor any Equity Provider has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letters, and to the Knowledge of CF Corp, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Equity Commitment Letters, (ii) constitute or result in a failure by CF Corp or the Equity Providers to satisfy a condition precedent to or other contingency to be satisfied by CF Corp or the Equity Providers set forth in the Equity Commitment Letters, (iii) make any of the statements by CF Corp or the Equity Providers set forth in the Equity Commitment Letters inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by CF Corp, CF Corp and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, otherwise result in any portion of the Equity Financing not being available.

(d) As of the date of this Agreement, none of CF Corp, Parent or Merger Sub has received any notice or other communication from the Equity Providers with respect to (i) any actual or potential breach or default on the part of CF Corp or the Equity Providers, (ii) any actual or potential failure by CF Corp or the Equity Providers to satisfy any condition precedent or other contingency to be satisfied by CF Corp or the Equity Providers set forth in the Equity Commitment Letters or (iii) any intention of the Equity Providers to terminate the Equity Commitment Letters or to not provide all or any portion of the Equity Financing. As of the date hereof, subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, CF Corp, Parent and Merger Sub (A) have no reason to believe CF Corp will not be able to satisfy on a timely basis each term and condition to be satisfied by CF Corp relating to the closing or funding of the Equity Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Equity Commitment Letters to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by CF Corp relating to the closing or funding of any portion of the Equity Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Equity Commitment Letters to not be available to CF Corp, Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the payment obligations of CF Corp, Parent or Merger Sub under this Agreement.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Equity Commitment Letters to fund or invest, as applicable, the full amount (or any portion) of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters as in effect on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, neither the Equity Providers nor any other Person has any right to impose, and none of the Equity Providers, CF Corp, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Equity Financing nor any reduction to the aggregate amount available under the Equity Commitment Letters (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Commitment Letters). There are no side letters and (except for the Equity Commitment Letters) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Equity Providers or any other Person relating to the Equity Financing or the Equity Commitment Letters that, in each case, could permit the Equity Providers to reduce their commitments with respect to the Equity Financing. Other than as set forth in the Equity Commitment Letters, there are no conditions precedent relating to the funding of the full amount of the Equity Financing that would reasonably be likely to, (i) impair the validity of the Equity Commitment Letters, (ii) reduce the aggregate amount of the Equity Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Equity Commitment Letters to be ineffective, or (v) otherwise result in the Equity Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

Section 5.11 Forward Purchase Agreements.

(a) CF Corp has delivered to the Company true, correct and complete copies of the fully executed forward purchase agreements between CF Corp, solely for the purposes of Section 6 thereof, CF Capital Growth, LLC, and each of the counterparties parties thereto (collectively, the “Forward Purchasers”) (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Forward Purchase Agreements”) pursuant to which each of the Forward Purchasers has committed, subject to the terms and conditions therein, to provide equity financing to CF Corp in the amounts set forth therein for purpose of funding the transactions contemplated hereby (the “FP Financing”).

(b) The Forward Purchase Agreements are in full force and effect and are legal, valid and binding obligations of CF Corp and the Forward Purchasers, enforceable in accordance with their respective terms. As of the date of this Agreement, the Forward Purchase Agreements have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c) As of the date of this Agreement, neither CF Corp nor the Forward Purchasers has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Forward Purchase Agreements, and to Knowledge of CF Corp no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Forward Purchase Agreements, (ii) constitute or result in a failure by CF Corp or the Forward Purchasers to satisfy a condition precedent to or other contingency to be satisfied by CF Corp or the Forward Purchasers set forth in the Forward Purchase Agreements, (iii) make any of the statements by CF Corp or the Forward Purchasers set forth in the Forward Purchase Agreements inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02 of this Agreement and the FP Disclosed Conditions, otherwise result in any portion of the FP Financing not being available.

(d) As of the date of this Agreement, none of CF Corp, Parent or Merger Sub has received any notice or other communication from the Forward Purchasers with respect to (i) any actual or potential breach or default on the part of CF Corp or the Forward Purchasers, (ii) any actual or potential failure by CF Corp or the Forward Purchasers to satisfy any condition precedent or other contingency to be satisfied by CF Corp or the Forward Purchasers set forth in the Forward Purchase Agreements or (iii) any intention of the Forward Purchasers to terminate the Forward Purchase Agreements or to not provide all or any portion of the FP Financing. As of the date hereof, subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02 of this Agreement and the FP Disclosed Conditions, CF Corp, Parent and Merger Sub (A) have no reason to believe CF Corp will not be able to satisfy on a timely basis each term and condition to be satisfied by CF Corp relating to the closing or funding of the FP Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Forward Purchase Agreements to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by CF Corp relating to the closing or funding of any portion of the FP Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Forward Purchase Agreements to not be available to CF Corp, Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the payment obligations of CF Corp, Parent or Merger Sub under this Agreement.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Forward Purchase Agreements to fund or invest, as applicable, the full amount (or any portion) of the FP Financing, other than as expressly set forth in the Forward Purchase Agreements as in effect on the date hereof (the “FP Disclosed Conditions”). Other than the FP Disclosed Conditions, neither the Forward Purchasers nor any other Person has any right to impose, and none of the Forward Purchasers, CF Corp, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the FP Financing nor any reduction to the aggregate amount available under the Forward Purchase Agreements (nor any term or condition which would have the effect of reducing the aggregate amount available under the Forward Purchase Agreements). There are no side letters and (except for the Forward Purchase Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Forward Purchasers or any other Person relating to the FP Financing or the Forward Purchase Agreements that, in each case, could permit the Forward Purchasers to reduce their commitments with respect to the FP Financing. Other than as set forth in the Forward Purchase Agreements, there are no conditions precedent relating to the funding of the full amount of the FP Financing that would reasonably be likely to, (i) impair the validity of the Forward Purchase Agreements, (ii) reduce the aggregate amount of the FP Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Forward Purchase Agreements to be ineffective, or (v) otherwise result in the FP Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

Section 5.12 Trust Account.

(a) CF Corp has delivered to the Company a true, correct and complete copy of the fully executed Trust Agreement. As of the date of this Agreement, CF Corp has at least $690,000,000 in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Trust Agreement.

(b) The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CF Corp and the Trustee, enforceable in accordance with its terms. As of the date of this Agreement, the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c) There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the CF Corp Reports to be inaccurate in any material respect or (ii) entitle any Person (other than shareholders of CF Corp holding CF Corp Shares sold in CF Corp’s initial public offering who shall have elected to redeem their CF Corp Shares pursuant to CF Corp’s Amended and Restated Articles of Association) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem CF Corp Shares in accordance with the provisions of CF Corp’s Amended and Restated Articles of Association.

(d) There is no Action pending or, to the Knowledge of CF Corp, threatened in writing with respect to the Trust Account.

Section 5.13 Debt Financing.

(a) Parent has delivered to the Company true, correct and complete copies of a fully executed debt commitment letter, dated as of May 24, 2017 (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and as amended from time to time after the date hereof in compliance with Section 6.10(b), the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Committed Lenders”) and the arrangers party thereto

(collectively, the “Lead Arrangers”), pursuant to which the Committed Lenders have committed, subject to the terms and conditions set forth therein, to provide to CF Corp the Debt Financing in cash in the aggregate amount set forth in the Debt Commitment Letter. A true, correct and complete copy of the fee letter related to the Debt Commitment Letter has been provided to the Company, except that the existence and/or amount of fees, flex provisions, pricing terms, pricing caps and other commercially sensitive numbers specified therein have been redacted; provided, however, that in no event shall any terms relating to conditions precedent to the funding of the Debt Financing be redacted (such fee letter, the “Fee Letter”).

(b) The Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of CF Corp and, to the Knowledge of CF Corp, each other party thereto, enforceable in accordance with its terms. As of the date hereof, none of the commitments contained in the Debt Commitment Letter have been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated, except as permitted by Section 6.10 hereof.

(c) As of the date hereof, neither CF Corp nor, to the Knowledge of CF Corp, any other counterparty thereto, has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter, and to the Knowledge of CF Corp, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Debt Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent to or other contingency to be satisfied set forth in the Debt Commitment Letter, (iii) make any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, otherwise result in any portion of the Debt Financing not being available.

(d) As of the date hereof, none of CF Corp, Parent or Merger Sub has received any notice or other communication from any party to the Debt Commitment Letter with respect to (i) any actual or threatened breach or default on the part of CF Corp or any other party to the Debt Commitment Letter, (ii) any actual or threatened failure to satisfy any condition precedent to the availability of the Debt Financing pursuant to the terms of the Debt Commitment Letter or (iii) any intention of such party to terminate the Debt Commitment Letter or to not provide all or any portion of amount committed to be provided by such party pursuant to the terms of the Debt Financing. As of the date hereof, subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, CF Corp, Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letter): (A) have no reason to believe CF Corp, Parent, Merger Sub or any of their respective Affiliates will not be able to satisfy on a timely basis each term and condition to be satisfied by any of them relating to the closing or funding of the Debt Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Debt Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by CF Corp, Parent, Merger Sub or any of their respective Affiliates relating to the closing or funding of any portion of the Debt Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Debt Commitment Letter to not be available to CF Corp, Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the payment obligations of CF Corp, Parent or Merger Sub under this Agreement. CF Corp, Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the date hereof, and CF Corp, Parent or Merger Sub will pay when due all other commitment or other fees arising under the Debt Commitment Letter as and when they become payable.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the Debt Financing as contemplated by the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter or the Fee Letter (the “Debt Disclosed Conditions”). Other than the Debt Disclosed Conditions, no Debt Financing Source nor any other Person has any right to impose, and none of the Equity Providers, CF Corp, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letter (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letter). Other than the Debt Commitment Letter and the Fee Letter, neither CF Corp nor any of its Affiliates has entered into any agreement, side letter or other contractual arrangement (in each case, whether oral or written), relating to the Debt Financing, other than (i) as set forth in the Debt Commitment Letters and the Fee Letter, (ii) customary administrative agent engagement letters or non-disclosure agreements which do not impact the conditionality of the Debt Financing or (iii) those that would not be reasonably expected to adversely affect the availability of any portion of the Debt Financing and which do not impact the conditionality of the Debt Financing. Other than as set forth in the Debt Commitment Letter or the Fee Letter, there are no conditions precedent relating to the funding of the full amount of the Debt Financing that would reasonably be likely to, (i) impair the validity of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Debt Commitment Letter to be ineffective, or (v) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

(f) The aggregate proceeds from the Debt Financing constitute all of the financing required to (i) repay, redeem and/or refinance all outstanding amounts under the Company Existing Indenture and the Company Existing Credit Agreement (assuming all such amounts were required to be repaid or redeemed) and (ii) pay all fees, costs and expenses to be paid by CF Corp, Parent, Merger Sub or the Surviving Corporation relating to the Debt Financing (clauses (i) and (ii) are collectively referred to herein as the “Refinancing”).

Section 5.14 Limited Guaranties. CF Corp has delivered to the Company true, correct and complete copies of the fully executed Limited Guaranties. Each of the Limited Guaranties is in full force and effect and is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with their respective terms.

Section 5.15 Information Letter Agreements. CF Corp has delivered to the Company true, correct and complete copies of the fully executed Information Letter Agreements. The Information Letter Agreements are in full force and effect and are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms.

Section 5.16 Interim Operations.

(a) CF Bermuda Holdings Limited, a Bermuda exempted company (“Topco”), is a wholly owned direct subsidiary of CF Corp. Parent is a wholly owned direct subsidiary of Topco and Merger Sub is a wholly owned direct subsidiary of Parent. Topco, Parent and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and have, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

(b) CF Corp has not engaged in any business activity, other than (i) as described in the CF Corp Reports and (ii) in connection with the evaluation, negotiation and consummation of the transactions contemplated hereby.

Section 5.17 Ownership of Shares. Neither CF Corp nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 5.18 Vote/Approval Required.

(a) No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Agreement or the Merger or the transactions contemplated hereby.

(b) The CF Corp Required Vote is the only vote of the holders of any class of CF Corp’s capital stock necessary to approve the transactions contemplated by this Agreement.

Section 5.19 Proxy or Information Statement. The CF Corp Proxy Statement will, when filed with the SEC and at the time it is mailed to the CF Corp Shareholders comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by CF Corp to be included in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the CF Corp Shareholders or the Company Stockholders, and at the time of the CF Corp Shareholders Meeting or the Company Stockholders Meeting, as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to CF Corp shall occur which is required to be described in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the CF Corp Shareholders and Company Stockholders. Notwithstanding the foregoing, CF Corp makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 5.20 CF Corp Nasdaq Listing. The issued and outstanding CF Corp Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Action or investigation pending or, to the Knowledge of CF Corp, threatened against CF Corp by Nasdaq or the SEC with respect to any intention by such entity to deregister the CF Corp Class A Shares or prohibit or terminate the listing of CF Corp Class A Shares on Nasdaq. CF Corp has taken no action designed to terminate the registration of CF Corp Class A Shares under the Exchange Act.

Section 5.21 Brokers. No broker, finder or investment banker (other than Lazard Frères & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CF Corp, Parent or Merger Sub or any of their respective directors, officers or employees.

Section 5.22 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article V, none of CF Corp, Parent or Merger Sub nor any other Person on behalf of CF Corp, Parent or Merger Sub makes any express or implied representation or warranty with respect to CF Corp, Parent or Merger Sub or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. Except for the representations and warranties contained in Article IV, each of CF Corp, Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to CF Corp, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of CF Corp (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) subject to the limitations, restrictions and prohibitions set forth in clauses (a) through (w) of this Section 6.01, the Company shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) the Company shall not and shall cause each of its Subsidiaries not to:

(a) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.065 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement;

(b) adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(c) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights;

(d) issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options, Company Performance RSUs or Company Restricted Stock Rights outstanding as of the date hereof in accordance with the terms thereof;

(e) amend the Company Certificate of Incorporation or Company By-laws or equivalent organizational documents of the Company’s Subsidiaries;

(f) purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof or merge, combine, amalgamate or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines in effect as of the date hereof;

(g) sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any Subsidiary of the Company) (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(h) incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) guarantees by the Company of permitted Indebtedness of its wholly-owned Subsidiaries or guarantees by the wholly-owned Subsidiaries of the Company of permitted Indebtedness of the Company, (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement or (iii) borrowings under the Company Existing Credit Agreement; provided that the Company shall consult with CF Corp before making any such borrowings under the Company Existing Credit Agreement in excess of $25,000,000;

(i) make any loans, advance or capital contributions to, or investments in, any Person, other than (i) the Company or any of its wholly-owned Subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(j) settle, commence or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of Actions that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

(k) cancel any material Indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

(l) make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves), (ii) to the Investment Guidelines of the Company Insurance Entities as in effect as of the date of this Agreement, or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Entity, in each case, except as required by GAAP or SAP;

(m) conduct any material revaluation of any asset, including any material writing-off of accounts receivable or reinsurance recoverables, other than as required by GAAP or SAP;

(n) except as required by a Benefit Plan as of the date hereof, grant any increases in the compensation or benefits of any of its directors, officers or employees;

(o) except as required by a Benefit Plan as of the date hereof, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any Benefit Plan, or (iii) establish, adopt, enter into, amend or terminate any material Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a material Benefit Plan if in effect on the date hereof);

(p) make or change any material Tax election, settle or compromise any material Tax liability, change its method of accounting, file any material amended Tax Return, fail to file any material Tax Return when due, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to join any affiliated, consolidated, combined or unitary group for Tax purposes;

(q) enter into or amend or modify in any material respect, terminate, cancel or extend any Material Contract or enter into any contract or agreement that if in effect as of the date hereof would be a Material Contract or Reinsurance Contract, other than in the ordinary course of business consistent with past practice;

(r) enter into or amend in any significant manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its Subsidiaries;

(s) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(t) (i) enter into any new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

(u) enter into any agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

(v) enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; or

(w) agree to take any of the actions described in this Section 6.01.

Section 6.02 Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of CF Corp, Parent and Merger Sub, upon not less than two (2) days’ prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of the Company. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties.

(b) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, CF Corp, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

Section 6.03 Reasonable Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of CF Corp, Parent, Merger Sub and the Company agrees to use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) obtaining all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers or qualifications from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the foregoing, CF Corp, Parent and Merger Sub shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to take all actions requested by any Governmental Authority, or otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c) CF Corp shall not, and shall cause its respective Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise impair or delay the ability of CF Corp, Parent and Merger Sub to perform their material obligations under this Agreement.

(d) In furtherance and without limiting the foregoing, (i) CF Corp shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with all required applicants, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Iowa, as attached to Section 6.03(d)(i) of the CF Corp Disclosure Letter, within two (2) Business Days of the date hereof; provided, however, that CF Corp shall have ten (10) Business Days from the date hereof to submit to the Insurance Commissioner of the State of Iowa required business plan and projections, a modified coinsurance agreement, required biographical affidavits and required financial statements of natural persons, (ii) CF Corp shall file, or cause to be filed, a Section 1506 filing with all required applicants, together with all exhibits, affidavits and certificates, with the Superintendent of Financial Services of the State of New York, as attached to Section 6.03(d)(ii) of the CF Corp Disclosure Letter, within two (2) Business Days of the date hereof; provided, however, that CF Corp shall have ten (10) Business Days from the date hereof to submit to the Superintendent of Financial Services of the State of New York required business plans and projections, required biographical affidavits and required financial statements of natural persons, (iii) each of CF Corp and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within ten (10) Business Days of the date hereof, (iv) CF Corp shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with all required applicants, within ten (10) Business Days of the date hereof, (v) CF Corp shall make a filing with the Vermont Department of Financial Regulation as may be required by Vermont Insurance Regulation C-81-2 Section 14, within ten (10) Business Days of the date hereof, and (vi) the parties shall take, make or refrain from any other actions or nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to

Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, within ten (10) Business Days of the date hereof. All filing fees payable in connection with the foregoing shall be borne by CF Corp. CF Corp agrees promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority (including under New York Insurance Regulation 52) relating to CF Corp (including any of its directors, officers, employees, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” CF Corp within the meaning of applicable Insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.

(e) Upon the written request of CF Corp, the Company shall, and shall cause its Subsidiaries, to provide reasonable cooperation and assistance to CF Corp and its counsel, at CF Corp’s sole cost and expense, in the preparation of, and, at the direction of CF Corp, the filing of any application, consent, approval, authorization, waiver or exemption set forth on Section 6.03(e) of the CF Corp Disclosure Letter in connection with actions proposed to be taken or agreements proposed to be entered into by the Company on or following the Closing Date (the “Accommodation Filings”). CF Corp agrees to any modifications to the transactions or matters contemplated by the Accommodation Filings that may be required or requested by any Governmental Authority. Except for the transactions and matters set forth in Section 6.03(e) of the CF Corp Disclosure Letter, CF Corp and its Affiliates shall not at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between any Company Insurance Entity, on the one hand, and CF Corp or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law. Each of CF Corp, Parent and Merger Sub acknowledges and agrees that the effectiveness of the Accommodation Filings is not a condition to the Closing, including to the extent the transactions or matters contemplated thereby are included in any of the consents, approvals, authorizations or filings set forth in Schedule 7.01(d).

(f) Each of the Company, CF Corp, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, CF Corp, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. CF Corp, Parent and the Company shall have the right to review in advance, subject to redaction of personally identifiable information, and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any Third Party in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. CF Corp and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws and subject to redaction of personally identifiable information.

(g) CF Corp, Parent, Merger Sub and the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(h) None of CF Corp, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(i) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or its Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

(j) CF Corp’s or Parent’s breach of any of its obligations in this Section 6.03 that results in a failure of the Closing to occur shall constitute an intentional and material breach of this Agreement.

Section 6.04 Stockholder Consent; Information Statement; Proxy Statement.

(a) Immediately after the execution of this Agreement, the Company shall, in accordance with the DGCL, take all actions necessary to seek and obtain the Company Required Vote by irrevocable written consent of FS Holdco II Ltd. in the form attached hereto as Exhibit C (the “Stockholder Written Consent”). As promptly as practicable after receipt of the Stockholder Written Consent, the Company shall deliver to CF Corp a copy (including by facsimile or other electronic image scan transmission) of the executed Stockholder Written Consent. If the Stockholder Written Consent is not executed and delivered to CF Corp within forty-eight (48) hours after the execution of this Agreement (the “Written Consent Delivery Period”), CF Corp shall have the right to terminate this Agreement as set forth in Section 8.01(c). In connection with the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Certificate of Incorporation and the Company By-laws, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of the New York Stock Exchange.

(b) In the event the Stockholder Written Consent is delivered to CF Corp, as promptly as practicable thereafter, the Company shall, in consultation with CF Corp, prepare, and the Company shall file with the SEC, an Information Statement (including therein a notice of appraisal rights in accordance with Section 262(d) of the DGCL). The Company shall notify CF Corp promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or for additional information and shall consult with CF Corp regarding, and supply CF Corp with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement. Prior to filing or mailing any proposed amendment of or supplement to the Information Statement, the Company shall provide CF Corp a reasonable opportunity to review and comment on such document. If any information relating to the Company or CF Corp, or any of their respective Affiliates, should be discovered by the Company or CF Corp which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate to the stockholders of the Company such amendment or supplement. The Company shall use reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable and shall thereafter file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and thereafter the Company shall promptly mail to the Company Stockholders the Information Statement.

(c) As promptly as practicable after the date hereof, CF Corp shall, in consultation with the Company, prepare, and CF Corp shall file with the SEC, preliminary proxy materials which shall constitute the CF Corp Proxy Statement. CF Corp shall notify the Company promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the CF Corp Proxy Statement or for additional information and shall consult with the Company regarding, and supply the Company with copies of, all correspondence between CF Corp or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the CF Corp Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the CF Corp Proxy Statement, CF Corp shall provide the Company with a reasonable opportunity to review and comment on such document. If, at any time prior to the CF Corp Shareholders Meeting, any information relating to the Company or CF Corp, or any of their respective Affiliates, should be discovered by the Company or CF Corp which should be set forth in an amendment or supplement to the CF Corp Proxy Statement, so that the CF Corp Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, CF Corp shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate to the CF Corp Shareholders such amendment or supplement. CF Corp shall use reasonable best efforts to have the CF Corp Proxy Statement cleared by the SEC as promptly as practicable and thereafter CF Corp shall promptly mail to the CF Corp Shareholders the CF Corp Proxy Statement and all other proxy materials for the CF Corp Shareholders Meeting.

(d) In the event the Stockholder Written Consent is not delivered to CF Corp and CF Corp does not terminate this Agreement in accordance with Section 8.01(c), then as promptly as practicable after the expiration of the Written Consent Delivery Period, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Company Proxy Statement. The Company shall notify the CF Corp promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Company Proxy Statement or for additional information and shall consult with the CF Corp regarding, and supply the CF Corp with copies of, all correspondence between itself or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Company Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Company Proxy Statement, the Company shall provide CF Corp with a reasonable opportunity to review and comment on such document. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company or CF Corp, or any of their respective Affiliates, should be discovered by the Company or CF Corp which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, the Company shall promptly file an appropriate amendment or supplement describing such information promptly with the SEC and, to the extent required by Law, disseminate to the Company Stockholders such amendment or supplement. The Company shall use reasonable best efforts to have the Company Proxy Statement cleared by the SEC as promptly as practicable and thereafter the Company shall promptly mail to the Company Stockholders the Company Proxy Statement and all other proxy materials for the Company Stockholders Meeting.

(e) The Company and CF Corp shall make any necessary filings with respect to the Merger under the Exchange Act and shall provide reasonable cooperation to the other in connection therewith. In furtherance of the foregoing, the Company shall use commercially reasonable efforts to cooperate and provide to CF Corp information reasonably necessary in order to prepare the CF Corp Proxy Statement, including any amendment thereto. The Company shall use commercially reasonable efforts to provide CF Corp with reasonable access to the appropriate officers and employees of the Company and its Subsidiaries during normal business hours and upon reasonable advance notice to the Company in connection with the drafting of the CF Corp Proxy Statement and in responding in a timely manner to comments on the CF Corp Proxy Statement from the SEC. The Company shall use commercially reasonable efforts to assist CF Corp in obtaining any consents from the Company’s accounting advisors on customary terms consistent with such advisor’s past practice and shall use commercially reasonable efforts to make available the senior officers of the Company for a reasonable number of meetings, including management and other presentations and “road show” appearances, in each case on a reasonable and customary basis and upon reasonable advance notice to the Company.

Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall be required to (i) take any action that would unreasonably interfere with the normal business and operations of the Company or any of its Subsidiaries, (ii) take any action that would cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (iii) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries. CF Corp shall promptly reimburse the Company for any out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with any cooperation contemplated by this Section 6.04(e).

Section 6.05 Stockholders Meetings.

(a) Company Stockholders Meeting. In the event the Stockholder Written Consent is not delivered to CF Corp and CF Corp does not terminate this Agreement in accordance with Section 8.01(c), the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Company Certificate of Incorporation, the Company By-laws and the rules of the New York Stock Exchange to duly call, give notice of, convene and promptly hold the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 6.06, to the extent permitted by applicable Law, (i) the Company Board of Directors shall recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Company Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to CF Corp, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to CF Corp under circumstances as specified in Section 6.06, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of the New York Stock Exchange and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with CF Corp, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Company Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) CF Corp Shareholders Meeting. CF Corp, acting through its Board of Directors, shall take all actions in accordance with applicable Law, CF Corp’s Amended and Restated Articles of Association and the rules of Nasdaq to duly call, give notice of, convene and promptly hold the CF Corp Shareholders meeting for the purpose of considering and voting upon (i) the adoption of this Agreement and (ii) all shareholder approvals required by the rules of Nasdaq with respect to the issuance of CF Corp Shares in connection with the transactions contemplated hereby (together, the “CF Corp Shareholder Proposals”) and to provide the holders of CF Corp Class A Shares with the opportunity to redeem such CF Corp Class A Shares in accordance with CF Corp’s Amended and Restated Articles of Association (the “CF Corp Shareholder Redemption”). To the extent permitted by applicable Law, (i) CF Corp’s Board of Directors shall recommend adoption of this Agreement and approval of CF Corp Shareholder Proposals and include such recommendation in the CF Corp Proxy Statement, and (ii) neither CF Corp’s Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of CF Corp’s Board of Directors that the CF Corp Shareholders vote in favor of the CF Corp Shareholder Proposals. Unless this Agreement has been duly terminated in accordance with the terms herein, CF Corp shall take all lawful action to solicit from the CF Corp Shareholders proxies in favor of the proposal to adopt this Agreement and approve the CF Corp Shareholder Proposals and shall take all other action reasonably necessary or advisable to secure the vote or consent of the CF Corp Shareholders that are required by the rules of Nasdaq and the Cayman Island Companies Law (2013 Revision). Notwithstanding anything to the contrary contained in this Agreement, CF Corp, after consultation the Company, may adjourn or postpone the CF Corp Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the CF Corp Proxy Statement is provided to the CF Corp Shareholders or, if as of the time for which the CF Corp Shareholders Meeting is originally scheduled (as set forth in the CF Corp Proxy Statement), there are insufficient shares of CF Corp Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CF Corp Shareholders Meeting. CF Corp hereby acknowledges that, pursuant to the Voting Agreement, each of the shareholders of CF Corp party thereto has irrevocably granted to and appointed the Company and any designee of the Company as such shareholder’s proxy to vote all of the CF Corp Shares held by such shareholder at the CF Corp Shareholders Meeting, solely on the matters and in the manner specified in the Voting Agreement. CF Corp further hereby acknowledges and agrees that during the term of the Voting Agreement, it shall recognize the grant of any such proxy and the exercise thereof by the Company or one of its designees in accordance with the terms thereof at the CF Corp Shareholders Meeting. CF Corp shall use its commercially reasonable efforts to cause CF Shareholders that hold CF Corp Shares as of the record date for the CF Corp Shareholders Meeting and are not a party to the Voting Agreement to deliver to the Company a duly authorized and executed joinder to the Voting Agreement.

Section 6.06 No Solicitation of Transactions.

(a) The Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ other Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, (C) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (D) publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal received after the date hereof that did not result from a material breach of this Section 6.06, if the Company Board of Directors determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.06(c), (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions (including standstill provisions) not less restrictive with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to CF Corp, provided that all such information has previously been provided to CF Corp or is provided to CF Corp prior to or substantially concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (1) and (2) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law.

(b) Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to CF Corp), or publicly propose to withdraw or withhold (or modify in a manner adverse to CF Corp), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement or the Merger or (B) recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”; it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any Takeover Proposal Documentation. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement in order to enter into an agreement regarding a Superior Proposal if and only if (I) the Company has complied in all material respects with this Section 6.06 and shall have given CF Corp written notice at least four (4) Business Days prior to taking such action (a “Notice of Superior Proposal”), that the Company Board of Directors intends to take such action in response to a Superior Proposal and specifying the reasons therefor, including the most current version of any proposed agreement or, if there is no such proposed written agreement, a reasonably detailed summary of the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and (II) during such four (4) Business Day period, if requested by CF Corp, the Company and its Representatives shall engage in good faith negotiations with CF Corp and its Representatives to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal taking into account any changes to the financial terms and other material terms of this Agreement proposed by CF Corp in writing to the Company following the Notice of Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with this Section 6.06(b), except that reference to the four (4) Business Day period shall be deemed a reference to a new two (2) Business Day period).

(c) In addition to the obligations of the Company set forth in Section 6.06(a) and Section 6.06(b), the Company shall as promptly as practicable advise CF Corp of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal. The Company shall, subject to the fiduciary duties of the Company Board of Directors under applicable Law, keep CF Corp reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto).

(d) Prior to obtaining the Company Required Vote, the Company Board of Directors may make an Adverse Recommendation Change in response to a Change in Circumstance, if and only if (i) the Company Board of Directors determines in good faith, after consultation with the Company’s outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company shall have given CF Corp written notice at least four (4) Business Days prior to making any such Adverse Recommendation Change, (iii) during such four (4) Business Day period, if requested by CF Corp, the Company and its Representatives shall engage in good faith negotiations with CF Corp and its Representatives to amend this Agreement and (iv) after considering any proposed revisions to this Agreement made by CF Corp in writing during such four (4) Business Day period, if any, after consultation with its outside counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Adverse Recommendation Change in response to such Change in Circumstance would be inconsistent with its fiduciary duties under applicable Law.

(e) Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its obligations under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.06(b) except, in each case, to the extent permitted by Section 6.06(b).

Section 6.07 Equity Financing.

(a) CF Corp and its Subsidiaries acknowledge that they shall be, subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, fully responsible for obtaining the Equity Financing and each shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions in such Equity Commitment Letters that are within CF Corp’s and its Subsidiaries’ control, (iii) subject to satisfaction of the conditions in the Equity Commitment Letters, consummate the Equity Financing at the Closing and (iv) fully enforce its rights under the Equity Commitment Letters (including through litigation). Any breach of the Equity Commitment Letters by CF Corp shall be deemed a breach by CF Corp of this Section 6.07. Prior to the Closing, CF Corp shall not agree to, or permit, any amendment or modification of, or waiver under, the Equity Commitment Letters without the prior written consent of the Company.

(b) CF Corp shall give the Company prompt (and in any event within two (2) Business Days) notice (i) of any breach or default, or threatened breach or default, related to the Equity Financing of which CF Corp becomes aware, (ii) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to any actual or potential breach of any provisions of the Equity Commitment Letters by CF Corp, or any default, termination or repudiation by any party to the Equity Commitment Letters and (iii) if at any time for any reason CF Corp believes that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources, contemplated by the Equity Commitment Letters. CF Corp shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) CF Corp and its Subsidiaries acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

Section 6.08 Forward Purchase Agreements.

(a) CF Corp and its Subsidiaries acknowledge that they shall be, subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, fully responsible for obtaining the FP Financing and each shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the FP Financing, including taking all actions necessary to (i) maintain in effect the Forward Purchase Agreements, (ii) satisfy on a timely basis all conditions in such Forward Purchase Agreements that are within CF Corp’s and its Subsidiaries’ control, (iii) subject to satisfaction of the conditions in the Forward Purchase Agreements, consummate the FP Financing at the Closing and (iv) fully enforce its rights under the Forward Purchase Agreements (including through litigation). Any breach of the Forward Purchase Agreements by CF Corp shall be deemed a breach by CF Corp of this Section 6.08. Prior to the Closing, CF Corp shall not agree to, or permit, any amendment or modification of, or waiver under, the Forward Purchase Agreements without the prior written consent of the Company.

(b) CF Corp shall give the Company prompt (and in any event within two (2) Business Days) notice (i) of any breach or default, or threatened breach or default, related to the FP Financing of which CF Corp, Parent or Merger Sub becomes aware, (ii) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to any actual or potential breach of any provisions of the Forward Purchase Agreements by CF Corp,

Parent or Merger Sub or any default, termination or repudiation by any party to the Forward Purchase Agreements and (iii) if at any time for any reason CF Corp believes that it will not be able to obtain all or any portion of the FP Financing on the terms and conditions, in the manner or from the sources, contemplated by the Forward Purchase Agreements. CF Corp shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) CF Corp and its Subsidiaries acknowledge and agree that the obtaining of the FP Financing is not a condition to the Closing.

Section 6.09 Trust Account. Upon the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 and provision of notice thereof to the Trustee (which notice CF Corp shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, CF Corp (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to shareholders of CF Corp holding CF Corp Shares sold in CF Corp’s initial public offering who shall have previously validly elected to redeem their CF Corp Shares pursuant to CF Corp’s Amended and Restated Articles of Association and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Prior to the Closing, CF Corp shall not agree to, or permit, any amendment or modification of, or waiver under, the Trust Agreement without the prior written consent of the Company.

Section 6.10 Debt Financing.

(a) Subject to Section 6.10(b) and the remaining provisions of this Section 6.10(a), prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause any of their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives to use their reasonable efforts to, at CF Corp’s sole expense, reasonably cooperate with CF Corp as necessary in connection with the arrangement and obtaining of the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, as may be reasonably requested by CF Corp, including: (i) (A) furnishing CF Corp, the Committed Lenders and the Lead Arrangers as promptly as practicable with (x) audited consolidated balance sheets of the Company and its Subsidiaries as of the end of the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, statements of income, cash flow and members’ equity of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, together with all related notes and schedules thereto (the “Annual Financial Statements”) and (y) unaudited consolidated balance sheets and related statements of comprehensive income (loss), cash flow and changes in shareholders’ equity of the Company and its Subsidiaries prepared in accordance with GAAP for any subsequent interim period ended at least 45 (forty-five) days prior to the Closing Date and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto (the “Interim Financial Statements”), in the case of each of clauses (x) and (y), prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-03(e), 3-09, 3-10 and 3-16 of Regulation

S-X and segment reporting and disclosure (including without limitation any required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280)), (B) furnishing CF Corp, the Committed Lenders and the Lead Arrangers as promptly as practicable with financial statements and all other financial information about the Company and its Subsidiaries reasonably necessary to allow CF Corp to prepare pro forma financial statements (including for the most recent four fiscal quarter period ended at least 45 (forty-five) days prior to the Closing Date) prepared in accordance with GAAP, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act, financial data, business and other information regarding the Company of the type that would be required by Regulation S-X (including Item 3-05 thereof, but excluding Rules 3-03(e), 3-09, 3-10 and 3-16 of Regulation S-X) and Regulation S-K (other than Item 402 of Regulation S-K), in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor (other than any auditor of CF Corp or its Affiliates) to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company (on customary terms and consistent with the accountants’ customary practice) to be included in such offering memorandum and which, with respect to the Interim Financial Statements, shall have been reviewed by the independent auditors of the Company as provided in AU 722 and (C) using commercially reasonable efforts to cause to be furnished consents of auditors of the Company for use of their unqualified audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing (the drafts of customary comfort letters referred to in clause (vii) below and all information specified in this clause (i), together with any replacements or restatements thereof, and supplements thereto (the “Required Information”)); provided that such information shall not include, and CF Corp and/or Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information; provided, further, that the Company and its Affiliates shall not be required to provide any audited, unaudited or other financial statements except for the Annual Financial Statements and the Interim Financial Statements, (ii) the Company’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, assisting in preparation for and participate in a reasonable number of, during normal business hours, at reasonable locations and upon reasonable advance notice, management and other meetings, lender presentations, due diligence sessions, drafting sessions, road shows and rating agency presentations in connection with the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, (iii) assisting CF Corp, the Committed Lenders and the Lead Arrangers with the preparation of materials for customary offering documents, lender presentations, high-yield roadshow presentations or memoranda, private placement memoranda, syndication memoranda, bank information memoranda and similar documents and rating agency presentations required in connection with the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing (provided that the Company’s obligation to provide information for such materials shall be limited to information about the Company and its Subsidiaries), including (w) business and financial projections with respect to the Company and its Subsidiaries reasonably requested by CF Corp, (x) records, data or other information with respect to the Company and its Subsidiaries necessary to support any statistical information or claims relating to the Company appearing in the aforementioned materials and (y) information to assist in the preparation of pro forma financial statements, subject to the limitation described above, (iv) permitting the Committed Lenders and the Lead Arrangers, to the extent practicable, to benefit from the existing lending relationships of the Company and its Subsidiaries, (v) providing customary authorization letters to the Committed Lenders and the Lead Arrangers authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations), (vi) at the request of CF Corp, disclosing, subject to customary confidentiality provisions, certain information (by posting such information on Debtdomain, IntraLinks, Syndtrak Online or similar electronic means) identified by CF Corp relating to the Company for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries or any of their respective securities, (vii) furnishing CF Corp, the Committed Lenders and the Lead Arrangers with drafts of customary comfort letters on customary terms and consistent with the accountants’ customary practice that the independent auditors of the Company (and any other auditor (other than of CF Corp or any of its Affiliates) to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) are prepared to deliver upon “pricing” of any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, (viii) promptly, and in any event no later than three Business Days prior to the Closing, providing all documentation and information that any lender, provider or arranger of any Debt Financing or trustee for the high-yield bonds has reasonably requested at least ten (10) Business Days prior to the Closing Date in connection with such Debt Financing or high-yield bonds under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, (ix) facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing, including any credit agreements, indentures, notes, guarantees, pledge and security documents, hedging arrangements, other definitive financing documents and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by CF Corp, the Committed Lenders or the Lead Arrangers, including by requesting that the appropriate members of the governing bodies of the Company, each of its Subsidiaries and the appropriate officers of the Company and each of its Subsidiaries be available to CF Corp and its counsel to sign resolutions, certificates and Debt Documents (in each case to be held in escrow pending the Closing) in connection with the authorization of the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing and the Debt Documents and the execution and delivery of the Debt Documents in anticipation of the Closing (provided that all such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs and shall be based on authorizations (including appointment of directors and authorized officers) provided by, and derived exclusively from the authority of, CF Corp as the controlling equityholder of the Surviving Corporation as constituted after giving effect to the Closing), (x) using commercially reasonable efforts to cooperate with CF Corp and CF Corp’s efforts to obtain corporate and facilities ratings, (xi) (A) to the extent requested by Parent, CF Corp or Merger Sub after consultation with the Company or (B) in the event the Company

Existing Credit Documents have not been modified to provide that consummation of the Merger and the other transactions contemplated by this Agreement will not constitute or result in a “change of control” or “default” thereunder prior to the fifth (5th) Business Day preceding the Effective Time, delivery of notices and certificates in respect of prepayment and commitment termination within the time periods required by the applicable Company Existing Credit Documents, and obtaining customary payoff letters to be delivered at Closing to allow for the payoff, discharge and termination in full (other than Continuing Obligations) on the Closing Date of all Indebtedness under the Company Existing Credit Documents, and (xii) furnishing to CF Corp’s legal counsel a certificate of the chief financial officer of the Company with respect to the financial condition and business of the Company upon which CF Corp’s legal counsel may rely in concluding that the Company is not an “investment company” as defined under the Investment Company Act of 1940, as amended; provided, in each case in clauses (i) through (xii) above, that (w) none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives, in their capacity as such, shall be required to incur any liability whatsoever in connection with, the Debt Financing (except that the Company and its Subsidiaries may incur such liabilities only to the extent such liabilities become effective after the Effective Time), (x) nothing in this Section 6.10 shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement, (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Law, or result in, or could reasonably be expected to result in, the contravention in any material respect of, or result in a violation or breach in any material respect of, or default under, any agreement to which it is a party, (C) unreasonably interfere with the ongoing operations of the Company and the Subsidiaries of the Company and (D) cause any representation and warranty to be breached in this Agreement, (y) except as contemplated in clause (ix) above, the governing bodies of the Company and its Subsidiaries shall not be required prior to the Effective Time to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing is obtained (provided that the Company shall cooperate with CF Corp to appoint CF Corp’s designees to the governing bodies of the Company, its Subsidiaries immediately upon the Closing for purposes of approving resolutions contemplated in clause (ix) above) and (z) none of the Company nor any of its Subsidiaries shall be required to execute any Debt Documents (except (1) the authorization letters set forth in clause (v) above and (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in clause (vii) above, (2) the prepayment, termination and redemption notices set forth in clause (xi), (3) any certificate of the chief financial officer of the Company reasonably requested by CF Corp’s counsel and which may in good faith be delivered by such officer in connection with the delivery of any legal opinions such counsel may be required to deliver (including the certificate set forth in clause (xi) above) and (4) as otherwise set forth in clause (viii) above) prior to the Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing; provided, further, that, in each case of clauses (i) through (xii) above, none of the Company or any of its Subsidiaries shall be required to (A) enter into any binding agreement or commitment in connection with the Debt Financing (or any Alternative Financing) that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of the Subsidiaries of the Company upon termination of this Agreement, (B) pay any commitment or other similar fee, (C) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (D) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or provide financial or other information regarding the Company and its Subsidiaries (other than the financial statements described in clause (i) above) that is not in the possession of the Company or any of its Subsidiaries or (E) issue any offering or information document or provide any legal opinion or other opinion of counsel or any solvency certificate. The Company shall, upon the reasonable written request of CF Corp, use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries to, supplement the Required Information on a reasonably current basis to the extent that any such Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading. The Company and its counsel shall be given reasonable opportunity to review and comment upon any private placement memoranda, bank information memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, and CF Corp and Parent shall include in such memoranda, documents and other materials, comments reasonably proposed by the Company.

(b) CF Corp, Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that CF Corp, Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.10. CF Corp, Parent and Merger Sub shall, on a joint and several basis, indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, managers, consultants, accountants or other agents or representatives, in their capacity as such (collectively, the “Indemnitees”), from and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by any of the Indemnitees in connection with the arrangement of the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement, any Consent Solicitation, Debt Tender Offer, Change of Control Offer (as defined in the Company Existing Indenture) or Optional Redemption as described in clauses (d)(i) through (d)(iv) below and/or any information utilized in connection therewith or the Company’s cooperation with respect thereto and any misuse of the logos, names or trademarks of the Company or its Subsidiaries, except to the extent that any of the foregoing arises from (x) the bad faith, gross negligence or willful misconduct of any Indemnitee, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision or (y) any Required Information provided by any of the Indemnitees, taken as a whole, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and in respect of which the Company has not provided supplemental Required Information as promptly as practicable upon discovery of such misstatement or omission in accordance with the last sentence of Section 6.10(a). CF Corp shall promptly, upon reasonable request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries and their respective officers, employees and other representatives in connection with the cooperation and assistance contemplated by this Section 6.10 (including, to the extent incurred at the request or consent of CF Corp, professional fees and expenses of accountants, legal counsel and other advisors). Subject to CF Corp’s indemnification obligations under this Section 6.10(b), the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos, names and trademarks in connection with the Debt Financing or any high-yield bonds being issued in lieu of any portion of the Debt Financing, provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights. CF Corp, Parent and Merger Sub expressly acknowledge and agree that the Indemnitees shall be third party beneficiaries of this Section 6.10(b) and the provisions of this Section 6.10(b) shall be enforceable by each Indemnitee and the heirs and representatives of such Persons and shall be binding on all successors and assigns of CF Corp, Parent, Merger Sub, the Company and the Surviving Corporation. This Section 6.10(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of CF Corp and Parent.

(c) CF Corp, Parent and Merger Sub each hereby agrees to use, and agrees to cause their Affiliates to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions, taken as a whole (including flex provisions) not materially less favorable to CF Corp, Parent and Merger Sub than those described in the Debt Commitment Letter, including using its commercially reasonable efforts to (i) comply in all material respects with and maintain in effect the Debt Commitment Letter (subject to the penultimate sentence of this Section 6.10(c)), (ii) satisfy, or cause their Representatives to satisfy (or obtain a waiver of) on a timely basis all conditions applicable to CF Corp, Parent, Merger Sub or their Affiliates set forth in the Debt Commitment Letter (including by consummating the financing pursuant to the terms of the Equity Commitment Letter and by effecting the Equity Contribution (as defined in the Debt Commitment Letter) in no less than the amount set forth in paragraph (b)(1) or Exhibit A to the Debt Commitment Letter and by paying any commitment, engagement or placement or other fees that become due and payable under or with respect to the Debt Commitment Letter), (iii) negotiate and enter into the Debt Documents (and maintain in effect and comply in all material respects with the terms thereof) on terms and conditions no less favorable to CF Corp, Parent and Merger Sub than those contemplated by the Debt Commitment Letter (including any related “market flex” provisions), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing; provided, however, that, without limiting the foregoing, in no event shall any of the Debt Documents, other than as set forth in the penultimate sentence of this paragraph, without the prior written consent of the Company: (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter); (B) expand the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter, amend or modify any of such conditions or other contingencies in a manner adverse to CF Corp, Parent, Merger Sub or their Affiliates (including by making any such conditions or other contingencies less likely to be satisfied) or impose any new or additional condition or other contingency to the receipt or funding of the Debt Financing; (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letter) that would reasonably be expected to (1) prevent or delay the consummation of the transactions contemplated hereby or the date on which the Debt Financing would be obtained, or (2) make the funding of Debt Financing less likely to occur; (D) adversely impact in any material respect the ability of CF Corp, Parent, Merger Sub or their Affiliates to enforce its rights against the Debt Financing Sources; or (E) impose additional material obligations on the Company and its Subsidiaries and Affiliates, (iv) accept (and comply with) to the fullest extent all “market flex” provisions contemplated by the Debt Commitment Letter, (v) cause the Debt Financing Sources, the Equity Providers or any other Persons providing Debt Financing to fund its portion of the Debt Financing at the time the Closing is required to occur pursuant to the terms and conditions hereof and (vi) furnish the Company drafts of the Debt Documents (when available promptly following receipt thereof) and a reasonable time in advance of providing drafts to any third party, and the comments of the Company shall be considered in good faith and thereafter complete, correct and executed copies of the Debt Documents promptly upon their execution. CF Corp, Parent and Merger Sub shall give the Company prompt written notice (I) of any breach, default or threatened breach by any party to the Debt Commitment Letter of which CF Corp, Parent, Merger Sub or any of their Representatives or Affiliates becomes aware or any termination or threatened termination thereto, (II) if and when CF Corp, Parent or Merger Sub becomes aware that any portion of the Debt Financing may not be available to consummate the Refinancing, including the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Debt Commitment Letter or other Debt Document or (B) dispute or disagreement between or among any parties to any Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents), (III) of any termination of the Debt Commitment Letter or (IV) if at any time for any reason CF Corp or Parent believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letters or Debt Documents or will be unable to obtain Alternative Financing. If any portion of the Debt Financing becomes or could reasonably be expected to become unavailable on the terms and conditions (including any related “market flex” terms) contemplated in the Debt Commitment Letter or from the sources contemplated in the Debt Commitment Letter (other than as a result of the Company’s breach of any provision of this Agreement, or the Company’s failure to satisfy the conditions set forth in Article VII) or the Debt Commitment Letter or the Debt Documents shall be withdrawn, repudiated, terminated or rescinded for any reason, CF Corp shall, as promptly as reasonably practicable following the occurrence of such event, without limiting the obligations of CF Corp set forth in the second succeeding sentence, use all commercially reasonable efforts to arrange or obtain alternative financing for any such portion from the same or alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof (the “Alternative Financing”) in an amount sufficient to consummate the Refinancing (or replace any unavailable portion of the Debt Financing) and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company but in any event no later than three Business Days prior to the execution thereof. Notwithstanding the foregoing, no New Debt Commitment Letter may expand the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letters in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that such Debt Financing would be funded less likely. In the event CF Corp, Parent, Merger Sub or any of their respective Affiliates enters into any Alternative Financing, (A) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the New Debt Commitment Letter, (B) any reference in this Agreement to the “Debt Financing” shall be deemed to include such Alternative Financing and (C) all references to the Committed Lenders and the Lead Arrangers shall include the persons providing or arranging such Alternative Financing. CF Corp, Parent and Merger Sub shall (1) enforce their rights (and the rights of any of their Affiliates) under the Debt Commitment Letter and (2) other than as set forth in the third preceding sentence, not permit or agree to permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, the Debt Commitment Letter (it being understood that the exercise of any “market flex” provisions contained in the Fee Letter shall be deemed not to be an amendment, modification or waiver), in any such case if such amendment, modification or waiver would reasonably be expected to (w) impose new or additional conditions, or otherwise modify or expand any of the conditions, to the receipt of the Debt Financing, (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) thereunder, (y) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair in any material respect the ability or likelihood of CF Corp, Parent or Merger Sub to timely consummate the Refinancing and (z) adversely impact the ability of CF Corp, Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter; provided, that CF Corp may amend, supplement or modify the Debt Commitment Letter to add lead arrangers, bookrunners, syndication agents or similar entities (which additional lead arrangers, bookrunners, syndication agents or similar entities may also become Committed Lenders). Each of CF Corp, Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to the consummation of the transactions to be consummated at the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any Alternative Financing, subject to fulfillment of the conditions set forth in Article VII.

(d) Between the date of this Agreement and the Effective Time, as soon as promptly as practicable after receipt of any written request by CF Corp to do so, in consultation with CF Corp and at CF Corp’s sole expense, the Company shall use its commercially reasonable efforts to:

(i) (A) commence a consent solicitation to amend, eliminate or waive certain sections of the Company Existing Indenture as specified by CF Corp (a “Consent Solicitation”), with respect to all of the outstanding Company Existing Notes on such terms and conditions, including with respect to consent fees (which shall be paid by CF Corp), that are proposed by CF Corp; provided that CF Corp shall consult with the Company and afford the Company a reasonable opportunity to review the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”); (B) provide and use its commercially reasonable efforts to cause its respective Representatives to provide all cooperation reasonably requested by CF Corp in connection with the Consent Solicitation including appointing a solicitation agent reasonably selected by CF Corp; (C) waive any of the conditions to the Consent Solicitation as may be reasonably requested by CF Corp (other than the condition that any proposed amendments set forth therein shall not become operative unless and until the Closing has occurred), so long as such waivers would not cause the Consent Solicitation to violate applicable Law, and shall not, without the prior written consent of CF Corp, waive any condition to the Consent Solicitation or make any change, amendment or modification to the terms and conditions of any Consent Solicitation other than as directed by CF Corp or as required by applicable Law; and (D) promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the Company Existing Notes (including from persons holding proxies from such holders) has been received, cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Company Existing Indenture contemplated in the Consent Solicitation Documents; provided, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to CF Corp;

(ii) (A) commence an offer to purchase, as specified by CF Corp, with respect to all of the outstanding Company Existing Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by CF Corp and reasonably acceptable to the Company (“Debt Tender Offer”), and CF Corp shall assist the Company in connection therewith; provided that the party primarily responsible for drafting the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) shall afford such other party a reasonable opportunity to review the Debt Tender Offer Documents and the material terms and conditions of the Debt Tender Offer. The terms and conditions specified by CF Corp for the Debt Tender Offer shall be in compliance in all material respects with the Company Existing Indenture, the Company Existing Credit Documents or any applicable Law. The closing of a Debt Tender Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Company Existing Notes properly tendered and not properly withdrawn in the Debt Tender Offer (provided that such purchase price shall be paid by CF Corp; provided, further that the proposed amendments set forth in any Debt Tender Offer Document may not become effective unless and until the Closing has occurred); (B) provide and use its commercially reasonable efforts to cause its respective Representatives to provide all cooperation reasonably requested by CF Corp in connection with the Debt Tender Offer, including appointing a dealer manager reasonably selected by CF Corp. The Debt Tender Offer shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the good faith judgment of the Company and after consultation with Company counsel, does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law; and (C) waive any of the conditions to a Debt Tender Offer as may be reasonably requested by CF Corp (other than the conditions that a Debt Tender Offer is conditioned on the Effective Time occurring), so long as such waivers would not cause a Debt Tender Offer to violate the Exchange Act, the TIA or other applicable Law, and shall not, without the prior written consent of CF Corp, waive any condition to a Debt Tender Offer or make any change, amendment or modification to the terms and conditions of a Debt Tender Offer (including any extension thereof) other than as directed by CF Corp or as required by applicable Law;

(iii) deliver a notice to each holder of the Company Existing Notes, in accordance with Section 3.9(b) of the Company Existing Indenture, with respect to a Change of Control Offer for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the Company Existing Indenture), to be mutually agreed by CF Corp and the Company, of all of the Company Existing Notes then outstanding and otherwise comply with the Company Existing Indenture with respect to such Change of Control Offer; and/or

(iv) effect (1) the redemption of the Company Existing Notes (the “Optional Redemption”), (2) the satisfaction and discharge of the Company Existing Indenture pursuant to Article VIII thereof and (3) the release of all obligations in respect of the Company Existing Notes subject to the payment of the Company Existing Notes Payoff Amount, including (A) delivery of an Officer’s Certificate (as defined in the Company Existing Indenture) in respect of the notice of redemption pursuant to Section 5.3 of the Company Existing Indenture in accordance with the terms of the Company Existing Indenture, (B) delivery of a notice of redemption pursuant to Sections 5.5 and 5.2(b) of the Company Existing Indenture in accordance with the terms of the Company Existing Indenture, which may be conditioned upon the occurrence of the Effective Time, and (C) delivery to CF Corp of a schedule setting forth the Company Existing Notes Payoff Amount (it being understood that (x) any such redemption, satisfaction and discharge shall not occur prior to the Effective Time, (y) the Company’s or CF Corp’s counsel will provide customary legal opinions required in connection with such redemption, satisfaction and discharge and (z) the Company and its Subsidiaries shall have no funding obligations in connection with such redemption, satisfaction and discharge);

(v) provided, in each case in clauses (i) through (iv) above, that (x) none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives, in their capacity as such, shall be required to incur any liability whatsoever in connection with, the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption (except that the Company and its Subsidiaries may incur such liabilities only to the extent such liabilities become effective after the Effective Time), (y) nothing in this Section 6.10(d) shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement, (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Law, or result in, or could reasonably be expected to result in, the contravention in any material respect of, or result in a violation or breach in any material respect of, or default under, any agreement, (C) unreasonably interfere with the ongoing operations of the Company and the Subsidiaries of the Company, (D) require the Company or any of its Subsidiaries to issue or purchase any securities during any “blackout periods” imposed by the Company or any of its Subsidiaries and (E) cause any representation and warranty to be breached, and (z) none of the Company or any of its Subsidiaries shall be required to (A) enter into any binding agreement or commitment in connection with the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of the Subsidiaries of the Company upon termination of this Agreement, (B) pay any fee, (C) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (D) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or provide financial or other information regarding the Company and its Subsidiaries that is not in the possession of the Company or any of its Subsidiaries or (E) issue any offering or information document or provide any legal opinion or other opinion of counsel or any solvency certificate (other than any offering or information document that would be customarily delivered in connection with the transactions referenced in clauses (i) and (ii) above).

Each of CF Corp, Parent and Merger Sub acknowledges and agrees that the consummation of any of the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption is not a condition to the consummation of the transactions to be consummated at the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the consummation of the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption, subject to fulfillment of the conditions set forth in Article VII.

Section 6.11 Public Announcements. The Company and CF Corp shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, the Company and CF Corp shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange or (b) to enforce its rights and remedies under this Agreement or, in the case of the Company, the Equity Commitment Letters, the Limited Guaranties, the Information Letter Agreements or the Forward Purchase Agreements.

Section 6.12 Resignation of Directors. At the Closing, the Company shall deliver to CF Corp evidence reasonably satisfactory to CF Corp of the resignation or removal of all directors of the Company and its Subsidiaries specified by CF Corp in writing reasonably in advance of the Closing and in any event at least five (5) Business Days prior to Closing, in each case effective at the Effective Time.

Section 6.13 Employee Matters.

(a) For a period of no less than twelve (12) months following the Closing Date, CF Corp shall provide to each employee of the Company and its Subsidiaries who is an employee of the Company or a Subsidiary at the Closing Date (each such employee, a “Company Employee”), (i) base salary, annual incentive bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities applicable to each such Company Employee immediately prior to the Closing Date and (ii) employee benefits that are no less favorable, in the aggregate, than those employee benefits provided to Company Employees immediately prior to the Closing Date.

(b) CF Corp shall provide each Company Employee who incurs a termination of employment during the twelve (12) month period following the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Closing Date.

(c) From and after the Closing Date, CF Corp shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d) CF Corp shall, or shall cause the Surviving Corporation or CF Corp’s or the Surviving Corporation’s Subsidiaries, as applicable, to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by CF Corp, the Surviving Corporation or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e) CF Corp shall, or shall cause the Surviving Corporation or CF Corp’s or the Surviving Corporation’s Subsidiaries, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of CF Corp or any Subsidiary of CF Corp that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of CF Corp, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(f) Effective as of the Closing, CF Corp and its Affiliates (including the Surviving Corporation) shall be solely responsible for any and all obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to each individual who is an “M&A qualified beneficiary” (as defined in Treasury Regulation Section 54.4980B-9) in connection with the transactions contemplated by this Agreement.

(g) CF Corp shall cause the Surviving Corporation and its Subsidiaries, for a period commencing at the Closing Date and ending ninety (90) days thereafter, to not effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN.

(h) This Section 6.13 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.13 or any other provision of this Agreement or any other related Contract, express or implied: (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement; (ii) except as expressly provided by Section 6.13(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or CF Corp or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time (including the declaration of the extraordinary dividend as contemplated by Section 6.20) to the fullest extent permitted by the DGCL or provided under the Company Certificate of Incorporation and the Company By-laws in effect on the date hereof. CF Corp shall guarantee such performance by the Surviving Corporation.

(b) From the Effective Time and for a period of six (6) years thereafter, CF Corp and the Surviving Corporation shall use reasonable best efforts to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to CF Corp) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will CF Corp or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”), which Maximum Premium is set forth in Section 6.14(b) of the Company Disclosure Letter; and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, CF Corp and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at the Company’s option in lieu of the foregoing insurance coverage, the Company may purchase, prior to the Effective Time, six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium.

(c) CF Corp and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Certificate of Incorporation and Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d) This Section 6.14 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of CF Corp and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.13 and this Section 6.14. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.14.

(f) The rights of the Indemnified Parties under this Section 6.14 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and CF Corp shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 6.16 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give CF Corp, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct CF Corp’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and CF Corp shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.17 Stockholder Litigation. The Company shall promptly advise CF Corp orally and in writing of any Action brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep CF Corp reasonably informed regarding any such litigation. The Company shall give CF Corp the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to CF Corp’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of CF Corp, such consent not to be unreasonably withheld, delayed or conditioned. CF Corp shall promptly advise the Company orally and in writing of any Action brought by any stockholder of CF Corp against CF Corp or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 6.18 Tax Matters. Any and all existing Tax sharing agreements of the Company and its Subsidiaries (other than agreements solely between the Company and any of its Subsidiaries) shall be terminated as of the Closing Date. After the Closing Date, neither the Company nor its Subsidiaries shall have any further rights or liabilities thereunder and any amounts payable to the Company or any of its Subsidiaries for any period prior to the Closing Date shall be paid to the Company or any of its applicable Subsidiaries at or prior to the Closing. Notwithstanding the foregoing, from the date of this Agreement until the Closing, the Company shall not and shall not permit any of its Subsidiaries to make any payment pursuant to any Tax sharing agreement (other than agreements solely between the Company and any of its Subsidiaries), except pursuant to the terms of any Tax sharing agreement set forth in Section 6.18 of the Company Disclosure Letter.

Section 6.19 Bermuda Reinsurer. At least thirty (30) days prior to the Closing, CF Corp shall (a) organize a Bermuda exempted company as a direct or indirect wholly owned Subsidiary of CF Corp and (b) cause such entity to obtain all necessary Permits, including to operate as a Bermuda Class B reinsurance company. On the Closing Date, CF Corp shall cause its Subsidiary to contribute capital to such entity such that its company action level risk-based capital, calculated as if it were an Iowa life insurance company, is not less than 400%. The covenants set forth in clauses (f), (g) and (h) of Section 6.03 shall apply to the obtaining of all such Permits mutatis mutandis.

Section 6.20 Extraordinary Dividend. Upon the written request of CF Corp, the Company shall take, or cause to be taken, all actions reasonably necessary for Fidelity & Guaranty Life Insurance Company to declare and pay to Fidelity & Guaranty Life Holdings that extraordinary dividend that is subject to an Accommodation Filing in the amount (if any) approved by the Insurance Commissioner of the State of Iowa, at Closing.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained and if obtained by Stockholder Written Consent, the Information Statement shall have been cleared by the SEC and mailed to the Company Stockholders (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing.

(b) CF Corp Shareholder Approval. The CF Corp Required Vote shall have been obtained.

(c) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.

(d) Governmental Consents. The consents, approvals, authorizations or filings set forth in Schedule 7.01(d) shall have been made or obtained and shall be in full force and effect. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 7.02 Additional Conditions to Obligations of CF Corp, Parent and Merger Sub. The obligations of CF Corp, Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” (other than with respect to Section 4.09(b)). CF Corp shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. CF Corp shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

Section 7.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of CF Corp, Parent and Merger Sub contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “CF Corp Material Adverse Effect” (other than with respect to Section 5.07(b)). The Company shall have received a certificate signed by an officer of CF Corp on its behalf to the foregoing effect.

(b) Agreements and Covenants. CF Corp, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate signed by an officer of CF Corp on its behalf to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote or the CF Corp Required Vote has been obtained):

(a) by the mutual written consent of the Company and CF Corp, which consent shall have been approved by the action of their respective boards of directors;

(b) by CF Corp or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use reasonable best efforts to remove such Order;

(c) by CF Corp, if the Stockholder Written Consent representing the Company Required Vote has not been executed and delivered to CF Corp prior to the expiration of the Written Consent Delivery Period;

(d) by CF Corp or the Company, if at the Company Stockholders Meeting, the Company Required Vote shall not have been obtained;

(e) by CF Corp or the Company, if, at the CF Corp Shareholders Meeting, the CF Corp Required Vote shall not have been obtained.

(f) by the Company, in accordance with Section 6.06(b);

(g) by CF Corp, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change, (ii) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Superior Proposal or (iii) the Company shall have entered into, or publicly announced its intention to enter into, any Takeover Proposal Documentation with respect to a Superior Proposal;

(h) by CF Corp or the Company, if the Merger shall not have been consummated prior to January 24, 2018 (as such date may be extended pursuant to the proviso below or pursuant to Section 9.09, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(d) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either the Company or CF Corp may unilaterally extend the Outside Termination Date by up to two (2) months, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(i) by CF Corp, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement (other than a breach by the Company of the representation and warranty contained in Section 4.09(b)) that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that CF Corp shall not have the right to terminate this Agreement pursuant to this Section 8.01(i) if CF Corp, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(j) by the Company, if (i) there has been a breach by CF Corp, Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(j) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(k) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing shall not have occurred on or prior to the second (2nd) Business Day after the satisfaction or waiver of said conditions set forth in Section 7.01 and Section 7.02 (other than by reason of the failure of the Company to fulfill any material obligation under this Agreement).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Fees and Expenses.

(a) Expense Allocation. Except as otherwise specified in Section 6.03 and this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) Company Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to Section 8.01(f) or by CF Corp pursuant to Section 8.01(c) or Section 8.01(g), the Company shall concurrently with such termination, pay CF Corp, as liquidated damages and not as a penalty and as the sole and exclusive remedy of CF Corp, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds.

(ii) If this Agreement is terminated by either CF Corp or the Company pursuant to Section 8.01(d) or by CF Corp pursuant to Section 8.01(i) and (A) at any time after the date hereof and prior to the Company Stockholders Meeting or the breach giving rise to CF Corp’s right to terminate under Section 8.01(i), respectively, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Board of Directors or the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or such intent has not been publicly withdrawn or repudiated by such Person prior to the Company Stockholders Meeting or the breach, respectively, and (B) within twelve (12) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the

Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall upon the earliest of the consummation of such Takeover Proposal or the entry into such definitive agreement with respect thereto, pay CF Corp, as liquidated damages and not as a penalty and as the sole and exclusive remedy of CF Corp, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds; provided, that for the purposes of this Section 8.02(b)(ii), all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”

(c) The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by CF Corp in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company. Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or CF Corp as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CF Corp, Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be an intentional and material breach of this Agreement) or for fraud; provided, that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute an exclusive remedy with respect to the circumstances set forth therein.

Section 8.04 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall change the amount or the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any other terms or conditions of this Agreement if such change would materially and adversely affect the Company or the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, each of the Company, CF Corp, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.06 Non-Recourse. Notwithstanding anything to the contrary contained herein, (i) no Company Related Party shall have any rights or claims against any Debt Financing Source with respect to this Agreement or the Debt Financing, and no Debt Financing Source shall have any rights or claims against any Company Related Party with respect to this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Commitment and (ii) no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or sent by facsimile (providing proof of transmission and confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to CF Corp, to:

CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Facsimile:         212-588-8713

Email:               newton@cc.capital

Attention:         Douglas Newton

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:         212-909-6836

Email:               nfpotter@debevoise.com

Attention:         Nicholas F. Potter, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Facsimile:         212-294-4700

Email:               jrubinstein@winston.com

Attention:         Joel L. Rubinstein, Esq.

if to Parent or Merger Sub, to:

c/o CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Facsimile:         212-588-8713

Email:               newton@cc.capital

Attention:         Douglas Newton

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:         212-909-6836

Email:               nfpotter@debevoise.com

Attention:         Nicholas F. Potter, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Facsimile:         212-294-4700

Email:               jrubinstein@winston.com

Attention:         Joel L. Rubinstein, Esq.

if to the Company, to

Fidelity & Guaranty Life

601 Locust Street, 14th Floor

Des Moines, IA 50309-3738

Email:               Eric.Marhoun@fglife.com

Attention:         General Counsel & Secretary

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:         212-735-2000

Email:               Todd.Freed@skadden.com

Attention:         Todd E. Freed, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:         202-393-5760

Email:               Chris.Ulery@skadden.com

Attention:         Christopher J. Ulery, Esq.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Equity Commitment Letters, the Limited Guaranties, the Information Letter Agreements and the Forward Purchase Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) the Persons intended to benefit from the provisions of Section 6.14, each of whom shall have the right to enforce such provisions directly, (ii) the right of the Company on behalf of its security holders to pursue damages in the event of CF Corp’s, Parent’s or Merger Sub’s breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company

Stockholders), (iii) the right of the Company Stockholders to receive the Merger Consideration and the holders of Company Stock Rights, Fidelity & Guaranty Life Holdings stock options, Fidelity & Guaranty Life Holdings restricted stock units and Fidelity & Guaranty Life Holdings dividend equivalents to receive the payments to which they have the right to receive pursuant to Section 2.07 after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and (iv) the Debt Financing Sources shall be express third party beneficiaries under Sections 8.03, 8.06, 9.01, 9.04, 9.06, 9.07 and 9.08, and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely and enforce the rights expressly provided to them in the provisions of such Sections. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction; provided that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source with respect to this Agreement, the Debt Financing or the Debt Commitment Letter, or any dispute arising out of the Debt Financing or the performance thereof shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 9.07 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law; provided that, notwithstanding the foregoing, each of the parties hereto hereby (i) agrees that it will not bring or support any Action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources with respect to this Agreement or the Debt Financing, including but not limited to any dispute arising out of or with respect to the Debt Financing Commitment or any other letter or agreement with respect to the Debt Financing or the performance thereof, in any forum other than exclusively in any State or Federal court sitting in the Borough of Manhattan in the City of New York, (ii) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City of New York, Borough of Manhattan, and any appellate court from any thereof, as to any action or proceeding with respect to the Debt Commitment Letter or the Fee Letter and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding with respect to the Debt Commitment Letter or the Fee Letter in any court in which such venue may be laid in accordance with clause (ii) of this proviso, (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY

HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement. If, prior to the Outside Termination Date, any party hereto brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 9.10 Exclusions from Representations and Warranties. Except as expressly set forth in Section 4.11(b), notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of CF Corp, Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard or (d) the collectability of any amounts under any Reinsurance Contract. Furthermore, each of CF Corp, Parent and Merger Sub acknowledges, understands and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of reserves may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12 Trust Account Waiver. The Company acknowledges that CF Corp is a blank check company with the powers and privileges to effect a Business Combination (as defined in CF Corp’s Amended and Restated Articles of Association). The Company further acknowledges that, as described in the prospectus dated May 19, 2016 (the “Prospectus”) available at www.sec.gov, substantially all of CF Corp’s assets consist of the cash proceeds of CF Corp’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of CF Corp, certain of its public shareholders and the underwriters of CF Corp’s initial public offering. The Company acknowledges that it has been advised by CF Corp that, except with respect to interest earned on the funds held in the Trust Account that may be released to CF Corp to pay its income taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if CF Corp completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (ii) if CF Corp fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to CF Corp in limited amounts to permit CF Corp to pay the costs and expenses of its liquidation and dissolution, and then to CF Corp’s public shareholders. For and in consideration of CF Corp entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with CF Corp; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against CF Corp for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for CF Corp to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account to the Company Stockholders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect CF Corp’s ability to fulfill its obligation to effectuate the CF Corp Shareholder Redemption, or for fraud to the extent such a claim for fraud cannot be waived under applicable Law, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against CF Corp’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of a Business Combination (except such amounts that are payable to shareholders of CF Corp holding CF Corp Shares sold in CF Corp’s initial public offering who shall have previously elected to redeem their CF Corp Shares pursuant to CF Corp’s Amended and Restated Articles of Association) and any assets that have been purchased or acquired with any such funds).

Section 9.13 CF Corp Undertaking. CF Corp hereby fully, irrevocably and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of its Subsidiaries, when performance of the same shall be required in accordance with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CF CORPORATION

By:	/s/ Chinh Chu
Name: Chinh Chu
Title: Co-Executive Chairman

FGL US HOLDINGS INC.

By:	/s/ Menes O. Chee
Name: Menes O. Chee
Title: President and Secretary

FGL MERGER SUB INC.

By:	/s/ Menes O. Chee
Name: Menes O. Chee
Title: President and Secretary

FIDELITY & GUARANTY LIFE

By:	/s/ Christopher J. Littlefield
Name: Christopher J. Littlefield
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE 7.01(D)

GOVERNMENTAL CONSENT

1.	Form A filing with and approval from the Iowa Insurance Division for the acquisition of control of Fidelity & Guaranty Life Insurance Company, as may be required by Iowa Insurance Code Section 521A.3 and related regulations.

2.	Section 1506 filing with and approval from the New York Department of Financial Services for the acquisition of control of Fidelity & Guaranty Life Insurance Company of New York, as may be required by New York Insurance Law Section 1506 and related regulations.

3.	Filing with and approval from the Vermont Department of Financial Regulation for the acquisition of control of Raven Reinsurance Company, as may be required by Vermont Insurance Regulation C-81-2 Section 14.